                                                                     EXHIBIT 2.1

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER



                                  DATED AS OF



                                 JUNE 19, 1996



                                     AMONG



                          EL PASO NATURAL GAS COMPANY,



                             EL PASO MERGER COMPANY



                                      AND



                                  TENNECO INC.

                               TABLE OF CONTENTS

                                                                                                        PAGE
                                                                                                        ----
ARTICLE I        DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  B-2

ARTICLE II       THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  B-7
     2.1         Merger.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  B-7
     2.2         Effects of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  B-7
     2.3         Certificate of Incorporation and Bylaws  . . . . . . . . . . . . . . . . . . . . . . .  B-8
     2.4         Directors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  B-8
     2.5         Conversion of Shares.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  B-8
     2.6         Exchange of Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  B-9
     2.7         New Preferred Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-11

ARTICLE III      CLOSING AND FILING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-11
     3.1         Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-11
     3.2         Effective Time . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-11

ARTICLE IV       REPRESENTATIONS AND WARRANTIES OF TENNECO  . . . . . . . . . . . . . . . . . . . . . . B-12
     4.1         Organization and Existence . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-12
     4.2         Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-12
     4.3         Authority and Approval . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-12
     4.4         Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-13
     4.5         Consents and Approvals; No Violations  . . . . . . . . . . . . . . . . . . . . . . . . B-13
     4.6         Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-14
     4.7         Tenneco SEC Documents; Accuracy of Information . . . . . . . . . . . . . . . . . . . . B-14
     4.8         No Material Adverse Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-14
     4.9         Advisors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-14
     4.10        Opinion of Financial Advisor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-14
     4.11        Amendments to Rights Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-15

ARTICLE V        REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND SUBSIDIARY  . . . . . . . . . . . . . . B-15
     5.1         Organization and Existence . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-15
     5.2         Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-15
     5.3         Authority and Approval . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-16
     5.4         Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-16
     5.5         Consent and Approvals; No Violation  . . . . . . . . . . . . . . . . . . . . . . . . . B-16
     5.6         Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-17
     5.7         Acquiror SEC Documents; Accuracy of Information  . . . . . . . . . . . . . . . . . . . B-17
     5.8         No Material Adverse Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-17
     5.9         Advisors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-17
     5.10        Opinion of Financial Advisor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-17
     5.11        Due Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-17
     5.12        No Active Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-17
     5.13        Ownership of Tenneco Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-17

ARTICLE VI       COVENANTS OF THE PARTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-18
     6.1         Conduct of Tenneco and its Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . . B-18
     6.2         Conduct of the Business of Acquiror and its Subsidiaries . . . . . . . . . . . . . . . B-21
     6.3         Access to Information; Confidentiality.  . . . . . . . . . . . . . . . . . . . . . . . B-22
     6.4         Directors' and Officers' Indemnification and Insurance.  . . . . . . . . . . . . . . . B-22
     6.5         Notification of Certain Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . B-24
     6.6         Tax Treatment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-25
     6.7         Registration Statement; Joint Proxy Statement; NPS Materials; Tender and Exchange
                 Materials. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-25

                                                                                                        PAGE
                                                                                                        ----
     6.8         Stockholders' Meetings.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-28
     6.9         Further Action; Reasonable Best Efforts. . . . . . . . . . . . . . . . . . . . . . . . B-28
     6.10        Public Announcements.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-29
     6.11        Listing of Acquiror Common Stock and Depositary Shares.  . . . . . . . . . . . . . . . B-30
     6.12        Rights Agreement.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-30
     6.13        The Spinoffs.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-30
     6.14        Antitrust Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-30
     6.15        Employee Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-31
     6.16        Debt Realignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-31
     6.17        No Solicitations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-31
     6.18        Performance of Agreement and Distribution Agreement  . . . . . . . . . . . . . . . . . B-31
     6.19        Affiliates of Tenneco  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-32
     6.20        Antitakeover Statutes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-32
     6.21        Equity Issuance by Acquiror  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-32
     6.22        Ruhrgas AG . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-32
     6.23        Additional Covenants of Acquiror . . . . . . . . . . . . . . . . . . . . . . . . . . . B-32

ARTICLE VII      CONDITIONS PRECEDENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-34
     7.1         Conditions to Obligations of Each Party to Effect the Merger . . . . . . . . . . . . . B-34
     7.2         Additional Conditions to Obligations of Acquiror and Subsidiary. . . . . . . . . . . . B-35
     7.3         Additional Conditions to Obligations of Tenneco  . . . . . . . . . . . . . . . . . . . B-36

ARTICLE VIII     TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-36
     8.1         Grounds for Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-36
     8.2         Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-38
     8.3         Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-38


ARTICLE IX       EXTENT AND SURVIVAL OF REPRESENTATIONS, WARRANTIES,
                   COVENANTS AND AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-38
     9.1         Scope of Representations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-38
     9.2         Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-38

ARTICLE X        MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-39
    10.1         Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-39
    10.2         Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-40
    10.3         Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-40
    10.4         Consent to Amendments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-40
    10.5         Successors and Assignors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-40
    10.6         Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-40
    10.7         Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-40
    10.8         Descriptive Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-40
    10.9         No Third-Party Beneficiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-41
    10.10        Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-41
    10.11        Construction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-41
    10.12        Incorporation of Exhibits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-41
    10.13        Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-41

EXHIBITS
     EXHIBIT A         Distribution Agreement--[Intentionally Omitted from Joint Proxy Statement-Prospectus]

     EXHIBIT B         Certificate of Designation Respecting Acquiror Preferred Stock--[Intentionally Omitted from Joint
                       Proxy Statement-Prospectus]

     EXHIBIT C         Debt Realignment Plan

     EXHIBIT D         [Intentionally Omitted from Joint Proxy Statement-Prospectus]

     EXHIBIT E         Certificate of Designation Respecting New Preferred Stock--[Intentionally Omitted from Joint Proxy
                       Statement-Prospectus]

     EXHIBIT F         Pro Forma Financial Information Concerning the Energy Business--[Intentionally Omitted from Joint Proxy
                       Statement-Prospectus]

     EXHIBIT G         Certain Permitted Actions, Transactions and Other Matters--[Intentionally Omitted from Joint Proxy
                       Statement-Prospectus]

     EXHIBIT H         Text of Section 14 of Article IV of the By-Laws of the Surviving Corporation--[Intentionally Omitted from
                       Joint Proxy Statement-Prospectus]

     EXHIBIT I         Certain Deferred Intercompany Gains--[Intentionally Omitted from Joint Proxy Statement-Prospectus]

     EXHIBIT J         Representations in Connection with IRS Ruling Letter--[Intentionally Omitted from Joint Proxy
                       Statement-Prospectus]

     EXHIBIT K         Benefits for Employees of the Energy Business--[Intentionally Omitted from Joint Proxy Statement-Prospectus]

     EXHIBIT L         Guarantees--[Intentionally Omitted from Joint Proxy Statement-Prospectus]

     EXHIBIT M         Form of Rule 145 Letter--[Intentionally Omitted from Joint Proxy Statement-Prospectus]

     EXHIBIT N         Form of Jenner & Block Tax Opinion--[Intentionally Omitted from Joint Proxy Statement-Prospectus]

     EXHIBIT O         Form of Depositary Agreement--[Intentionally Omitted from Joint Proxy Statement-Prospectus]

     ANNEX 1           Form of Amendment to Tenneco Certificate of Incorporation--[Intentionally Omitted from Joint Proxy
                       Statement-Prospectus]

Omitted exhibits and annex available upon request.

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

     THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER is entered into as of June 19, 1996 (the ''AGREEMENT EFFECTIVE DATE''), by and among Tenneco Inc., a Delaware corporation (''TENNECO''), El Paso Natural Gas Company, a Delaware corporation (''ACQUIROR''), and El Paso Merger Company, a Delaware corporation and an indirect wholly-owned subsidiary of Acquiror (''SUBSIDIARY'').


                              W I T N E S S E T H:

     WHEREAS, the board of directors of Tenneco has approved a plan of distribution set forth in the form of agreement attached hereto as EXHIBIT A (which, together with any exhibits, schedules or attachments thereto, is hereinafter referred to as the ''DISTRIBUTION AGREEMENT'') which will be entered into prior to the Effective Time (as defined below) and pursuant to which, prior to the Effective Time,

         (i) Tenneco and its subsidiaries will, through various intercompany transfers and distributions, restructure, divide and separate their existing automotive, packaging and shipbuilding businesses so that all of the assets, liabilities and operations of

              (a) the automotive and packaging businesses will be owned, directly and indirectly, by a wholly-owned subsidiary of Tenneco (the ''INDUSTRIAL SUBSIDIARY''), and

              (b) the shipbuilding business will be owned, directly and indirectly, by a wholly-owned subsidiary of Tenneco (the
         ''SHIPBUILDING SUBSIDIARY''), and

         (ii) all of the shares of capital stock of each of the Industrial Subsidiary and the Shipbuilding Subsidiary will be distributed on a pro rata basis as a dividend to the holders of Tenneco's issued and outstanding common stock (the ''SPINOFFS'');

     WHEREAS, Acquiror (which is the ultimate parent company of its consolidated group) desires to acquire Tenneco and its direct and indirect subsidiaries remaining immediately following the Spinoffs pursuant to the merger of Subsidiary with and into Tenneco (the ''MERGER''), with Tenneco surviving as an indirect subsidiary of Acquiror (the ''SURVIVING
CORPORATION'');

     WHEREAS, the respective boards of directors of Acquiror, Subsidiary and Tenneco, deeming the Merger to be advisable and in the best interests of their respective stockholders, have authorized and approved the execution and delivery of this Agreement and the performance of their respective obligations hereunder;

     WHEREAS, for federal income tax purposes, the parties hereto intend that

         (i) the Spinoffs will qualify as tax-free distributions within the meaning of Section 355 of the Internal Revenue Code of 1986, as amended (the ''CODE''), and

         (ii) the Merger will be treated as a reorganization pursuant to the provisions of Section 368(a)(1)(B) of the Code;

     WHEREAS, this Agreement is intended to be, and is adopted as, a plan of reorganization.

     WHEREAS, the parties entered into an Agreement and Plan of Merger (the ''PRIOR AGREEMENT'') as of June 19, 1996, and now desire to amend and restate the Prior Agreement in its entirety effective as of the Agreement Effective Date.

     NOW, THEREFORE, in consideration of the premises and of the mutual and dependent promises, representations, warranties and covenants herein contained, the parties agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     Unless otherwise defined herein or unless the context otherwise requires, the following terms shall have the meanings set forth below:

         ''ACQUIROR COMMON STOCK'' means the Common Stock, par value $3.00 per share, of Acquiror.

         ''ACQUIROR PREFERRED STOCK'' means the series of voting preferred stock of Acquiror to be designated as Adjustable Rate Cumulative Preferred Stock and described in the form of Certificate of Designation therefor attached hereto as EXHIBIT B; provided, however, that if either Tenneco or Acquiror determines, in good faith after consultation with the other party and its advisors, that there exists a reasonable likelihood that the issuance of Acquiror Preferred Stock (or Depositary Shares (as defined below) in respect thereof) in connection with the Merger would cause the Merger to be taxable to the stockholders of Tenneco, Acquiror shall have the absolute obligation (at Acquiror's sole cost) to amend, if legally possible, the terms of the Acquiror Preferred Stock in a manner reasonably acceptable to Tenneco so that the issuance would not cause the Merger to be so taxable. In the event that the terms of the Acquiror Preferred Stock are amended pursuant to the proviso in the immediately preceding sentence, the parties hereto hereby agree, if required by applicable Law, they shall
     (i) prepare and execute an appropriate amendment to this Agreement reflecting said amendment to the terms of the Acquiror Preferred Stock,
     (ii) subject to SECTIONS 6.7(A) and 6.8 hereof, prepare, file and mail an appropriate supplement to the Joint Proxy Statement reflecting the terms of this Agreement and of the Merger as so amended, and (iii) if such amendment is made after the approval of the Merger by the stockholders of Tenneco, resubmit for the approval of the stockholders of Tenneco this Agreement and the Merger as so amended.

         ''ACQUIROR COMMON STOCKHOLDERS' MEETING'' has the meaning set forth in
     SECTION 6.8 hereof.

         ''ACQUIROR SEC DOCUMENTS'' means all filings made by Acquiror or its subsidiaries, including Subsidiary, with the SEC from January 1, 1995 through the Agreement Effective Date, including notes, schedules, amendments and exhibits thereto.

         ''ACQUIROR STOCK'' means the Acquiror Common Stock and the Acquiror Preferred Stock.

         ''ACQUIROR STOCK FUND'' has the meaning set forth in SECTION 2.6(A) hereof.

         ''ACQUISITION TRANSACTION'' has the meaning set forth in SECTION 6.17 hereof.

         ''ADJUSTED COMMON EQUITY CONSIDERATION'' means the product of (i) the Average Acquiror Price, and (ii) the quotient determined by dividing the Common Equity Consideration by the Average Acquiror Common Equity Price.

         ''AFFILIATE'' means, when used with respect to a specified Person, another Person that directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.

         ''AGREEMENT'' means this Amended and Restated Agreement and Plan of Merger, as the same may be amended from time to time in accordance with the terms hereof.

         ''AGREEMENT EFFECTIVE DATE'' means June 19, 1996, the date on which the Prior Agreement was entered into.

         ''ALLOCATION AGREEMENT'' means the Debt and Cash Allocation Agreement included in the Distribution Agreement as an exhibit.

         ''APPRAISAL CONSIDERATION'' has the meaning set forth in SECTION 2.6(H) hereof.

         ''ACQUIROR PRICE'' means the closing price of the Acquiror Common Stock on the NYSE Composite Transactions Reporting System, as reported in The Wall Street Journal, for the trading day immediately preceding the day on which the holders of Tenneco Stock entitled to vote at the Tenneco Stockholders' Meeting vote with respect to Merger; provided, however, if there is no closing price for Acquiror Common Stock on such trading day, the Acquiror Price shall be the closing price for Acquiror Common Stock on the next preceding trading day on which a trade of Acquiror Common Stock occurred.

         ''AVERAGE ACQUIROR PRICE'' means the average of the closing prices of the Acquiror Common Stock on the NYSE Composite Transactions Reporting System, as reported in The Wall Street Journal, for the Average Period (but subject to correction for typographical or other manifest errors in such reporting), rounded to four decimal places.

         ''AVERAGE ACQUIROR COMMON EQUITY PRICE'' means the Average Acquiror Price; provided that if the Average Acquiror Price is greater than $38.3625, the Average Acquiror Common Equity Price shall be $38.3625 and if the Average Acquiror Price is less than $31.3875, the Average Acquiror Common Equity Price shall be $31.3875; provided further, however, that the aforesaid dollar amounts shall be subject to appropriate adjustments, reasonably satisfactory to Tenneco and Acquiror in all respects, to reflect any recapitalization, reclassification, stock split, combination of shares, issuance of equity (other than issuances of shares pursuant to the exercise of employee stock options) or options for less than full market value or the like of or involving Acquiror.

         ''AVERAGE PERIOD'' means the 20 trading days on the NYSE immediately preceding the second trading day prior to the Effective Time.

         ''BENEFITS AGREEMENT'' means the Benefits Agreement attached to the Distribution Agreement as Exhibit A.

         ''BLACK-OUT PERIOD'' means the Average Period and the 20 trading days preceding the Average Period.

         ''CERTIFICATES'' has the meaning set forth in SECTION 2.6(B) hereof.

         ''CLAIM'' has the meaning set forth in SECTION 6.4(B) hereof.

         ''CLAIMS ADMINISTRATION'' means the handling of claims made under the D&O Policies, including the management, defense and settlement of claims.

         ''CLOSING'' has the meaning set forth in SECTION 3.1 hereof.

         ''CLOSING DATE'' has the meaning set forth in SECTION 3.1 hereof.

         ''COMMISSION'' means the United States Securities and Exchange Commission.

         ''COMMON CONVERSION NUMBER CASE A'' means the number of shares (rounded to the nearest one-thousandth of a share) of Acquiror Common Stock to be issued upon conversion of a single share of Tenneco Common Stock at the Effective Time pursuant to SECTION 2.5 hereof and the other terms and conditions of this Agreement, determined by dividing the Common Equity Consideration by the Average Acquiror Common Equity Price and dividing the result by the number of shares of Tenneco Common Stock outstanding immediately prior to the Effective Time as certified to Acquiror by Tenneco's principal registrar and transfer agent, which are to be converted into the right to receive Acquiror Stock pursuant to the provisions of SECTION 2.5 hereof.

         ''COMMON CONVERSION NUMBER CASE B'' means the number of shares (rounded to the nearest one-thousandth of a share) of Acquiror Common Stock to be issued upon conversion of a single share of Tenneco Common Stock at the Effective Time pursuant to SECTION 2.5 hereof and the other terms and conditions of this Agreement, determined by dividing (x) the excess of (i) 7,000,000 over (ii) the number of shares of Acquiror Common Stock issued in exchange for shares of $4.50 Preferred Stock and $7.40 Preferred Stock in the Merger by (y) the number of shares of Tenneco Common Stock outstanding immediately prior to the Effective Time as certified to Acquiror by Tenneco's principal registrar and transfer agent, which are to be converted into the right to receive Acquiror Stock pursuant to the provisions of SECTION 2.5 hereof.

         ''COMMON EQUITY CONSIDERATION'' means the Equity Consideration less the Preferred Stock Amount.

         ''CORPORATE RESTRUCTURING TRANSACTIONS'' has the meaning ascribed to that term in the Distribution Agreement.

         ''DEBT'' means any indebtedness representing an obligation for the repayment of money borrowed by a subject Person (including short-term debt and current maturities of long-term obligations), and any accrued but unpaid or accreted interest related to such indebtedness.

         ''DEBT REALIGNMENT'' means the plan for repayment, exchange and/or modification of the indebtedness of Tenneco, as described in EXHIBIT C attached hereto.

         ''DEPOSITARY'' means The First National Bank of Boston, N.A.

         ''DEPOSITARY AGREEMENT'' means the Depositary Agreement attached hereto as EXHIBIT O.

         ''DEPOSITARY RECEIPT'' means a depositary receipt issued by the Depositary to evidence a Depositary Share.

         ''DEPOSITARY SHARE'' means a unit representing a one twenty-fifth fractional interest in a whole share of Acquiror Preferred Stock which shall be evidenced by a Depositary Receipt issued to the Person entitled to such fractional interest and which shall entitle the holder thereof, pursuant to the Depositary Agreement, to rights equivalent to those of a holder of a whole share of Acquiror Preferred Stock (to the extent of such one twenty-fifth fractional interest therein).

         ''DISSENTING SHARES'' has the meaning set forth in SECTION 2.6(H) hereof.

         ''DGCL'' means the Delaware General Corporation Law, as amended.

         ''D&O POLICIES'' has the meaning set forth in SECTION 6.4(D) hereof.

         ''EFFECTIVE TIME'' has the meaning set forth in SECTION 3.2 hereof.

         ''ENERGY ASSETS'' has the meaning ascribed to that term in the Distribution Agreement.

         ''ENERGY BUSINESS'' has the meaning ascribed to that term in the Distribution Agreement.

         ''ENERGY GROUP'' has the meaning ascribed to that term in the Distribution Agreement.

         ''ENERGY SUBSIDIARIES'' means the direct and indirect consolidated subsidiaries of Tenneco immediately following the Spinoffs, including the Major Subsidiaries.

         ''EQUITY CONSIDERATION'' means $750,000,000.

         ''EXCHANGE ACT'' means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         ''EXCHANGE AGENT'' means First Chicago Trust Company of New York, or such other trust company or bank designated by Acquiror and acceptable to Tenneco, who shall act as agent for the holders of Tenneco Stock in connection with the Merger to receive the Exchange Fund (as defined in SECTION 2.6(A) hereof).

         ''$4.50 PREFERRED STOCK'' means the $4.50 Cumulative Preferred Stock of
                                   Tenneco.

         ''$4.50 PREFERRED CONVERSION NUMBER'' means the number of shares (rounded to the nearest one-thousandth of a share) of Acquiror Common Stock to be issued upon conversion of a single share of $4.50 Preferred Stock at the Effective Time pursuant to SECTION 2.5 and the other terms and conditions of this Agreement, determined by dividing (i) $115, by (ii) the Acquiror Price.

         ''GAAP'' means United States generally accepted accounting principles and practices, as in effect on the date of this Agreement, as promulgated by the Financial Accounting Standards Board and its predecessors.

         ''GAINS TAX'' has the meaning set forth in SECTION 10.1(C) hereof.

         ''GOVERNMENTAL AUTHORITY'' means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

         ''HIGHER PROPOSAL'' has the meaning set forth in SECTION 6.17 hereof.

         ''HSR ACT'' means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         ''INDEMNIFIED PARTIES'' has the meaning set forth in SECTION 6.4(B) hereof.

         ''INDUSTRIAL BUSINESS'' has the meaning ascribed to that term in the Distribution Agreement.

         ''INDUSTRIAL GROUP'' has the meaning ascribed to that term in the Distribution Agreement.

         ''INSURANCE ADMINISTRATION'' means, with respect to a D&O Policy, the accounting for premiums, defense costs, indemnity payments, deductibles and retentions, as appropriate, under the terms and conditions of such D&O Policy, and the distribution of Insurance Proceeds.

         ''INSURANCE PROCEEDS'' means, with respect to an insured party, those monies, net of any applicable premium adjustment, deductible, retention or similar cost paid or held by or for the benefit of such insured party, which are either

              (i) received by an insured from an insurance carrier, or

              (ii) paid by an insurance carrier on behalf of an insured.

         ''IRS RULING LETTER'' has the meaning set forth in SECTION 7.1(G) hereof.

         ''JOINT PROXY STATEMENT'' has the meaning set forth in SECTION 6.7 hereof.

         ''LAW'' means any constitutional provision, statute, law, ordinance, rule, regulation, permit, decree, injunction, judgment, order, decree, ruling, determination, finding or writ of any Governmental Authority.

         ''LAZARD'' means Lazard Freres & Co. LLC.

         ''MAJOR SUBSIDIARIES'' means the following subsidiaries of Tenneco after giving effect to the Spinoffs:



                                                                 JURISDICTION
NAME                                                           OF ORGANIZATION
----                                                           ---------------
Tennessee Gas Pipeline Company                                     Delaware
Tenneco Energy Resources Corporation                               Delaware
Tenneco Gas Australia, Inc.                                        Delaware
Tenneco Corporation                                                Delaware
Tenneco Ventures Corporation                                       Delaware
Midwestern Gas Transmission Company                                Delaware
East Tennessee Natural Gas Company                                 Tennessee


         ''MATERIAL ADVERSE EFFECT ON ACQUIROR'' means an event, change or effect that:

              (i) is or is reasonably likely to be materially adverse to the business, operations, properties or financial condition of Acquiror and its consolidated subsidiaries, taken as a whole; or

              (ii) prevents Acquiror or Subsidiary from consummating the transactions contemplated hereby, including the Merger, prior to the date specified in SECTION 8.1(II) hereof.

         ''MATERIAL ADVERSE EFFECT ON TENNECO'' means an event, change or effect that:

              (i) is or is reasonably likely to be materially adverse to the business, operations, properties or financial condition of the Energy Business, taken as a whole; or

              (ii) prevents Tenneco from consummating the transactions contemplated hereby, including the Spinoffs and the Merger, prior to the date specified in SECTION 8.1(II) hereof.

         ''NEW CERTIFICATES'' has the meaning set forth in SECTION 2.6(A) hereof.

         ''NEW PREFERRED STOCK'' means the series of junior preferred stock of Tenneco to be issued prior to the Closing Date as set forth in SECTION 6.1(D) hereof and described in the form of Certificate of Designation therefor attached hereto as EXHIBIT E.

         ''NPS MATERIALS'' means any registration statement, private placement memorandum and/or other documents or filings prepared by or on behalf of Tenneco or Acquiror (or their Affiliates or representatives) and

              (i) distributed to prospective purchasers or other receivers of New Preferred Stock, or

              (ii) filed with the Commission or other Governmental Authority, or the NYSE or other stock exchange, relating to the issuance of New Preferred Stock.

         ''NPS VALUE'' means the market value of the New Preferred Stock issued and outstanding at and as of the Effective Time, as jointly determined by the financial advisors identified in SECTIONS 4.10 and 5.10 below on the Closing Date (or, if they are unable to so agree, by Morgan Stanley & Co. Incorporated later on the Closing Date). If the New Preferred Stock is issued pursuant to a public issuance or private placement (as opposed to a stock dividend), the gross proceeds of the issuance or placement shall be presumptive evidence of the NPS Value (subject only to adjustment for changes in value, if any, occurring between the date of the issuance or placement and the Closing Date).

         ''NYSE'' means the New York Stock Exchange.

         ''1981 STOCK PLAN'' means the 1981 Tenneco Inc. Key Employee Stock Option Plan.

         ''1994 STOCK PLAN'' means the 1994 Tenneco Inc. Stock Ownership Plan.

         ''OPTION PLANS'' means the 1981 Stock Plan and the 1994 Stock Plan.

         ''PERSON'' means any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or other entity, or any government, or any agency or political subdivision thereof.

         ''PREFERRED STOCK AMOUNT'' means an amount equal to the Acquiror Price times the number of shares of Acquiror Common Stock issued to the holders of the $4.50 Preferred Stock and the $7.40 Preferred Stock pursuant to the terms of SECTION 2.5 hereof.

         ''PREFERRED STOCK CONVERSION NUMBER'' means the result obtained by (x) subtracting from the Adjusted Common Equity Consideration the product of
     (i) the excess of (A) 7,000,000 over (B) the number of shares of Acquiror Common Stock issued in exchange for shares of $4.50 Preferred Stock and $7.40 Preferred Stock in the Merger and (ii) the Average Acquiror Price,
     (y) dividing the result obtained pursuant to clause (x) by the ''Assigned Value'' (as set forth in EXHIBIT B attached hereto) (being the liquidation value) of the Acquiror Preferred Stock and (z) dividing the result obtained pursuant to clause (y) by the number of shares of Tenneco Common Stock outstanding immediately prior to the Effective Time as certified to Acquiror by Tenneco's principal registrar and transfer agent.

         ''RIGHTS'' shall mean the preferred stock purchase rights issued pursuant to the Rights Agreement.

         ''RIGHTS AGREEMENT'' shall mean the Rights Agreement dated as of May 24, 1988, as amended and restated as of October 1, 1989, between Tenneco and First Chicago Trust Company of New York.

         ''REGISTRATION STATEMENT'' has the meaning set forth in SECTION 6.7 hereof.

         ''REPLACEMENT D&O POLICY'' has the meaning set forth in SECTION 6.4(D) hereof.

         ''SECT'' means the Stock Employee Compensation Trust currently maintained by Tenneco.

         ''SECURITIES ACT'' means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         ''$7.40 PREFERRED STOCK'' means the $7.40 Cumulative Preferred Stock of Tenneco.

         ''$7.40 PREFERRED CONVERSION NUMBER'' means the number of shares (rounded to the nearest one-thousandth of a share) of Acquiror Common Stock to be issued upon conversion of a single share of $7.40

     Preferred Stock at the Effective Time pursuant to SECTION 2.5 and the other terms and conditions of this Agreement, determined by dividing (i) $115, by (ii) the Acquiror Price.

         ''S/I TRANSACTION'' has the meaning set forth in SECTION 6.13 hereof.

         ''SHIPBUILDING BUSINESS'' has the meaning ascribed to that term in the Distribution Agreement.

         ''SHIPBUILDING GROUP'' has the meaning ascribed to that term in the Distribution Agreement.

         ''STOCKHOLDERS' MEETINGS'' has the meaning set forth in SECTION 6.8 hereof.

         ''TAKEOVER STATUTE'' means any ''fair price,'' ''moratorium,'' ''control share acquisition'' or other similar antitakeover statute or regulation enacted under state or federal laws in the United States or any foreign jurisdiction.

         ''TENDER AND EXCHANGE MATERIALS'' means any registration statement, private placement memorandum, offer to purchase and/or other documents or filings prepared by or on behalf of Tenneco or Acquiror (or their Affiliates or representatives), either separately or jointly, and

              (i) distributed to the record and/or beneficial holders of Tenneco consolidated Debt in connection with the Debt Realignment, and/or

              (ii) filed with the Commission or other Governmental Authority, or the NYSE or other stock exchange, relating to Debt Realignment.

         ''TENNECO COMMON STOCK'' means the Common Stock, par value $5.00 per share, of Tenneco.

         ''TENNECO SEC DOCUMENTS'' means all filings made by Tenneco or its subsidiaries with the SEC since January 1, 1995 through the Agreement Effective Date, including notes, schedules, amendments and exhibits thereto.

         ''TENNECO STOCK'' means the Tenneco Common Stock, the $7.40 Preferred Stock and the $4.50 Preferred Stock (but not the New Preferred Stock).

         ''TENNECO STOCKHOLDERS' MEETING'' has the meaning set forth in
     SECTION 6.8 hereof.


         ''TRANSFER TAXES'' has the meaning set forth in SECTION 10.1(C) hereof.

         ''$'' is a reference to United States dollars. All monetary amounts set forth in this Agreement are intended to be United States currency amounts.


                                   ARTICLE II

                                   THE MERGER

     2.1 MERGER. Upon the terms and subject to the conditions herein set forth, Subsidiary shall be merged with and into Tenneco at the Effective Time.

     2.2 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time the separate existence and corporate organization of Subsidiary shall cease and Tenneco shall continue as the Surviving Corporation, and all the identity, purposes, properties, rights, privileges, powers, assets, franchises, debts and duties of Tenneco and Subsidiary shall, except as expressly provided herein or in the DGCL, vest in the Surviving Corporation and become the identity, purposes, properties, rights, privileges, powers, assets, franchises, debts and duties of the Surviving Corporation.

     2.3 CERTIFICATE OF INCORPORATION AND BYLAWS.

     (a) At the Effective Time, the certificate of incorporation of Tenneco in effect immediately prior to the Effective Time shall be amended as set forth in ANNEX 1 hereto, and as so amended shall be the certificate of incorporation of the Surviving Corporation.

     (b) From and after the Effective Time, the by-laws of Subsidiary, as in effect immediately prior to the Effective Time (but, in any event, to be in form and substance reasonably acceptable to Tenneco), shall, until further amended as provided by law, constitute the by-laws of the Surviving Corporation, except that the by-laws of the Surviving Corporation shall include the provisions specified in SECTION 6.4(A)(I) of this Agreement.

     2.4 DIRECTORS. The directors of Subsidiary at the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office from the Effective Time in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and until his or her successor is duly elected and qualified.

     2.5 CONVERSION OF SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of any stockholder of either Tenneco or Subsidiary, as applicable, but subject to SECTION 2.6 hereof, each outstanding share of Subsidiary's capital stock and Tenneco Stock (but not New Preferred Stock) shall be cancelled or converted in accordance with the following provisions of this SECTION 2.5:

         (a) CAPITAL STOCK OF SUBSIDIARY. Each share of Subsidiary's capital stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of Common Stock, par value $5.00 per share, of the Surviving Corporation.

         (b) CANCELLATION OF TREASURY AND ACQUIROR-OWNED STOCK. Each share of Tenneco Stock owned immediately prior to the Effective Time (after giving effect to the Spinoffs) by Tenneco, directly as treasury stock or indirectly through one or more of its wholly-owned subsidiaries, or by Acquiror or any direct or indirect wholly-owned subsidiary of Acquiror, shall be cancelled and retired and shall cease to exist and no Acquiror Stock or other consideration shall be delivered in exchange therefor or with respect thereto.

         (c) CONVERSION OF $7.40 PREFERRED STOCK. Each share of $7.40 Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with SECTION 2.5(B) above) shall be converted into the right to receive that number of fully paid and nonassessable shares of Acquiror Common Stock that is equal to the $7.40 Preferred Conversion Number.

         (d) CONVERSION OF $4.50 PREFERRED STOCK. Each share of $4.50 Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with SECTION 2.5(B) above) shall be converted into the right to receive that number of fully paid and nonassessable shares of Acquiror Common Stock that is equal to the $4.50 Preferred Conversion Number.

         (e) CONVERSION OF TENNECO COMMON STOCK. Each share of Tenneco Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with SECTION 2.5(B) above) shall be converted into the right to receive (i) that number of fully paid and nonassessable shares of (i) Acquiror Common Stock that is equal to the Common Conversion Number Case A if the issuance of Acquiror Common Stock as contemplated by this SECTION 2.5(E)(I) is approved by the requisite vote of the holders of the Acquiror Common Stock, or if such vote is not required by law or the rules of any national securities exchange on which the Acquiror Common Stock is listed, or (ii) if the issuance of shares of Acquiror Common Stock as contemplated by SECTION 2.5(E)(I) is not approved by the requisite vote of the holders of the Acquiror Common Stock and is not permissible as aforesaid without such vote, (A) that number of fully paid and nonassessable shares of Acquiror Common Stock that is equal to the Common Conversion Number Case B and (B) that number of Depositary Shares representing interests in that fraction of a fully paid and nonassessable share of Acquiror Preferred Stock that is equal to the Preferred Stock Conversion Number.

         (f) REDEMPTION OF PREFERRED STOCK. Subject to the consent of Acquiror (which shall not be unreasonably withheld or delayed), Tenneco may at any time hereafter, prior to the Effective Time, redeem the $4.50 Preferred Stock and/or the $7.40 Preferred Stock in accordance with their respective terms.

     2.6 EXCHANGE OF CERTIFICATES.

     (a) EXCHANGE AGENT. Promptly after the Effective Time, Acquiror shall deposit with the Exchange Agent, for the benefit of the holders of shares of Tenneco Stock, for exchange in accordance with this SECTION 2.6, certificates and Depositary Receipts, if any (together, the ''NEW CERTIFICATES'') representing shares of Acquiror Stock and any Depositary Shares, respectively, in amounts sufficient to allow the Exchange Agent to make all deliveries of New Certificates that may be required in exchange for Certificates (as defined below) pursuant to this SECTION 2.6 (the ''ACQUIROR STOCK FUND'') (such Acquiror Stock Fund, together with any dividends or distributions with respect thereto contemplated by SECTION 2.6(D) hereof and cash in lieu of fractional shares or any fractional Depositary Shares contemplated by SECTION 2.6(C) hereof, being hereinafter referred to as the ''EXCHANGE FUND'').

     (b) EXCHANGE PROCEDURES. As soon as practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Tenneco Stock which were converted pursuant to SECTION 2.5 hereof into the right to receive shares of Acquiror Stock and Depositary Shares, if any (the ''CERTIFICATES'')

         (i) a letter of transmittal (which shall be in such form and have such provisions as Acquiror and Tenneco may reasonably specify), and

         (ii) instructions for use in effecting the surrender of the Certificates in exchange for New Certificates.

Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly completed in accordance with the instructions thereto and executed, the holder of such Certificate shall be entitled to receive in exchange therefor a New Certificate or New Certificates representing that number of whole shares of Acquiror Stock (and any whole Depositary Shares) which such holder has the right to receive pursuant to the provisions of SECTION 2.5 hereof (after giving effect to SECTIONS 2.6(C) and 2.6(H) hereof) and any cash paid in lieu of fractional shares (or any fractional Depositary Shares) and any dividends or distributions with respect thereto as contemplated by SECTIONS 2.6(C) and 2.6(D) hereof, after giving effect to any required tax withholdings, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Tenneco Stock that is not registered in the transfer records of Tenneco, a New Certificate representing the proper number of shares of Acquiror Stock (and any Depositary Shares) may be issued to a transferee if the Certificate formerly representing such Tenneco Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this SECTION 2.6(B), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender a New Certificate or New Certificates representing such whole shares of Acquiror Stock (and any whole Depositary Shares), any dividends or distributions in respect of such shares of Acquiror Stock (and any Depositary Shares) and cash in lieu of any fractional shares of Acquiror Stock (or any fractional Depositary Shares), as is contemplated by SECTIONS 2.5 and 2.6 of this Agreement.

     (c) FRACTIONAL SHARES. Notwithstanding anything to the contrary contained herein (but except for the issuance of Depositary Receipts), no scrip or certificates for fractional shares of Acquiror Stock or for any fractional Depositary Shares shall be issued, and no Person otherwise entitled to any such fractional share or fractional Depositary Share shall be entitled to vote, to receive dividends, or to any other rights of a holder of a share or Depositary Share with respect to such fractional interest. Instead, the Exchange Agent shall act as agent for the holders of Tenneco Stock and shall sell on the NYSE, as promptly as possible, but in any event not later than 30 days after the Closing Date, for the account of the Persons otherwise entitled to such fractional shares or fractional Depositary Shares, shares of Acquiror Stock or Depositary Shares equivalent to the aggregate of such fractional interests. The Exchange Agent shall, until December 31, 1998, pay to such Persons upon surrender of their Certificate(s) their respective pro rata shares of the net proceeds of such sale, without interest. On December 31, 1998, any remaining proceeds of the sale shall be paid over to Acquiror, after which the Persons otherwise entitled to such fractional interests represented by such proceeds shall look only to Acquiror for payment, subject to the requirements of escheat laws of the various states that may be applicable.

     (d) DIVIDENDS AND OTHER DISTRIBUTIONS. Any dividend or other distribution declared or made after the Effective Time with a record date after the Effective Time in respect of Acquiror Stock issuable hereunder to the holder of a Certificate not then surrendered pursuant to SECTION 2.6(B) hereof shall be paid to the Exchange Agent (or, if payable after December 31, 1998, shall be set aside and retained by Acquiror), and no such dividend or other distribution payable in respect of such Acquiror Stock shall be paid to the holder of such outstanding Certificate until such Certificate shall have been so surrendered to the Exchange Agent (or, if after December 31, 1998, to Acquiror). Upon surrender of such outstanding Certificate, there shall be paid by the Exchange Agent (or, if after December 31, 1998, by Acquiror) to or at the direction of the holder of the New Certificate(s) issued in exchange therefor the amount (without interest thereon) of all dividends or distributions which have theretofore been paid to the Exchange Agent (or, if after December 31, 1998, set aside and retained by Acquiror) with respect to the number of shares of Acquiror Stock and any Depositary Shares represented by the New Certificate(s) issued upon such surrender and exchange.

     (e) NO FURTHER OWNERSHIP RIGHTS IN TENNECO STOCK. All shares of Acquiror Stock and any Depositary Shares issued upon the surrender for exchange of shares of Tenneco Stock in accordance with the terms hereof (including any cash paid pursuant to SECTION 2.6(C) hereof) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Tenneco Stock, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Tenneco Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this SECTION 2.6.

     (f) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund held by the Exchange Agent that remains undistributed to the stockholders of Tenneco after December 31, 1998, shall be delivered to Acquiror, and any stockholders of Tenneco who have not theretofore complied with this SECTION 2.6 shall thereafter look only to Acquiror for payment of their claims for Acquiror Stock, any Depositary Shares, any cash in lieu of fractional shares of Acquiror Stock or in lieu of any fractional Depositary Shares and any dividends or distributions with respect to Acquiror Stock.

     (g) NO LIABILITY. None of Acquiror, Subsidiary, Tenneco, the Industrial Subsidiary or the Shipbuilding Subsidiary (or any of their respective direct or indirect subsidiaries or Affiliates) shall be liable to any holder of shares of Tenneco Stock, Acquiror Stock or any Depositary Shares, as the case may be, for such shares (or dividends or distributions with respect thereto) or cash for payment in lieu of fractional shares or in lieu of any fractional Depositary Shares delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. The Industrial Subsidiary, the Shipbuilding Subsidiary and their respective direct and indirect subsidiaries and Affiliates shall be deemed third party beneficiaries of this SECTION 2.6(G) and all other provisions of this Agreement necessary or appropriate for purposes of enforcing this SECTION 2.6(G).

     (h) DISSENTING HOLDERS OF $4.50 PREFERRED STOCK AND DISSENTING HOLDERS OF NEW PREFERRED STOCK. Notwithstanding anything in this Agreement to the contrary, shares of $4.50 Preferred Stock and New Preferred Stock that are issued and outstanding immediately prior to the Effective Time and are held by stockholders who are entitled to appraisal rights in respect thereof under
Section 262 of the DGCL and who have

         (i) not voted such shares in favor of the adoption of this Agreement or otherwise waived or lost their right to demand appraisal of such shares and

         (ii) properly demanded appraisal of such shares in accordance with
     Section 262 of the DGCL (the ''DISSENTING SHARES'')

shall not be converted as described in SECTION 2.5(D) above or remain outstanding as described in SECTION 2.7 hereof, as the case may be, but shall become the right to receive such consideration as may be determined to be due to such stockholders pursuant to Section 262 of the DGCL (''APPRAISAL CONSIDERATION''). If, after the Effective Time, any such stockholder withdraws his demand for appraisal or fails to perfect or otherwise loses his right of appraisal, in any case pursuant to the DGCL, his Dissenting Shares shall be deemed to be converted as of the Effective Time into the right to receive shares of Acquiror Common Stock (without any interest thereon) as provided in SECTION 2.5(D) hereof or shall be deemed to have remained outstanding as provided in SECTION 2.7 hereof, as the case may be. Promptly upon receiving any demands for appraisal, withdrawals of demand for appraisal or any other instrument served pursuant to Section 262 of the DGCL, Tenneco shall so notify Acquiror and shall give Acquiror the opportunity to participate in and direct all negotiations and proceedings with respect to any such appraisal demands. Tenneco shall not, without the prior written consent of Acquiror, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such appraisal demands. From and after the Effective Time, the Surviving Corporation shall be solely responsible for the payment of any and all Appraisal Consideration, and shall indemnify, defend, protect and hold harmless the Industrial Subsidiary, the Shipbuilding Subsidiary and their respective direct and indirect subsidiaries from and against any and all claims, losses, expenses, payments, liabilities and damages (including attorneys' fees) relating to any Dissenting Shares or claims of stockholders holding Dissenting Shares. In order to effect the payment of any Appraisal Consideration, the Surviving Corporation shall establish an escrow with the Exchange Agent (or other escrow agent reasonably acceptable to the Industrial Subsidiary) consisting of an adequate amount of cash from the $25,000,000 of cash required to be on hand at Tenneco as of the Effective Time pursuant to the Allocation Agreement. The Industrial Subsidiary, the Shipbuilding Subsidiary and their respective direct and indirect subsidiaries shall be deemed third party beneficiaries of this SECTION 2.6(H) and all other provisions of this Agreement necessary or appropriate for purposes of enforcing this SECTION 2.6(H).

     2.7 NEW PREFERRED STOCK. Subject to SECTION 2.6(H) hereof, the shares of New Preferred Stock outstanding immediately prior to the Effective Time shall not be converted or otherwise exchanged pursuant to the Merger and shall remain outstanding immediately after the Effective Time, held by the Persons who were holders of the New Preferred Stock immediately prior to the Effective Time.


                                  ARTICLE III

                               CLOSING AND FILING

     3.1 CLOSING. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to SECTION
8.1 hereof, and subject to the satisfaction or, if permissible, waiver of the conditions set forth in ARTICLE VII hereof, the closing of the Merger (the ''CLOSING'') shall take place as promptly as practicable (and in any event within two business days) after satisfaction or waiver of the conditions set forth in ARTICLE VII hereof, at the offices of Tenneco Inc., 1010 Milam Street, Houston, Texas, unless another date, time or place is agreed to in writing by the parties hereto; provided, however, that if, (i) during the Black-out Period there occurs an event or series of events that, in the opinion of either Tenneco or Acquiror, could reasonably be expected to have a temporary effect on the price of Acquiror Stock, and (ii) but for the provisions of this proviso the Average Acquiror Price would be greater than $38.3625 or less than $31.3875 (said dollar amounts to be adjusted on the same basis as is described in the definition of Average Acquiror Common Equity Price), then either Tenneco (in the case the Average Acquiror Price would be greater than $38.3625 as aforesaid) or Acquiror (in the case the Average Acquiror Price would be less than $31.3875 as aforesaid) may, by written notice to the other, elect to delay or to restart the commencement of the Average Period (and thereby the Closing) until such day as such temporary effect has ended (but in no event shall the Closing be delayed by more than 15 days and in no event beyond the dated specified in SECTION 8.1(II) hereof), as determined and specified by the notifying party. The date on which the Closing occurs is referred to in this Agreement as the ''CLOSING DATE''.

     3.2 EFFECTIVE TIME. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in ARTICLE VII hereof, but subject to the terms of SECTION 3.1 hereof, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the date and time of the acceptance of such filing, or such later date or time as set forth therein, being the ''EFFECTIVE TIME'').

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF TENNECO

     Tenneco hereby represents and warrants to Acquiror and Subsidiary as follows:

     4.1 ORGANIZATION AND EXISTENCE. Each of Tenneco and the Major Subsidiaries is a corporation validly existing and in good standing under the laws of the jurisdiction of its organization with the corporate power and authority to own its properties and assets and to carry on its business as now being conducted, except where the failure to be so existing and in good standing or to have such power and authority would not have a Material Adverse Effect on Tenneco.

     4.2 CAPITALIZATION.

     (a) As of the dates indicated below, the authorized and outstanding capital stock of Tenneco was as follows:



                                          AUTHORIZED AS
                                              OF THE
           CLASS                            DATE HEREOF                  OUTSTANDING AS OF MARCH 31, 1996
           -----                       -------------------               --------------------------------
    Common Stock                            350,000,000            191,354,932 shares (including 17,358,445
                                                                   shares held in treasury or by subsidiaries of Tenneco)

    Preferred Stock                         15,000,000             803,723 shares of $4.50 Preferred Stock; 391,519
                                                                   shares of $7.40 Preferred Stock

    Junior Preferred Stock                  50,000,000              none

     (b) Between March 31, 1996 and the Agreement Effective Date, Tenneco has issued no shares of its capital stock except for shares of Tenneco Common Stock issued upon the exercise of options granted pursuant to the Option Plans or to executives of Tenneco outside the Option Plans.

     (c) As of March 31, 1996, except for

         (i) Rights issued pursuant to the Rights Agreement and

         (ii) options to acquire an aggregate of 5,207,655 shares of Tenneco Common Stock,

there were no outstanding options, warrants, rights, puts, calls, commitments or other contracts, arrangements, or understandings issued by or binding upon Tenneco requiring or providing for, and there were no outstanding securities of Tenneco or its subsidiaries which upon the conversion, exchange or exercise thereof would require or provide for, the issuance by Tenneco of any new or additional equity interests in Tenneco or any other securities of Tenneco which, with notice, lapse of time and/or payment of monies, are or would be convertible into or exercisable or exchangeable for equity interests in Tenneco (each, a ''TENNECO EQUITY RIGHT''). Between March 31, 1996 and the Agreement Effective Date, Tenneco has not issued or granted any Tenneco Equity Right except for

         (i) Rights issued in connection with the issuance of Tenneco Common Stock as described in SECTION 4.2(B) hereof and

         (ii) options to purchase 11,000 shares of Tenneco Common Stock granted pursuant to the 1994 Stock Plan.

     (d) As of the Agreement Effective Date all outstanding shares of Tenneco Stock are, and immediately prior to the Effective Time all outstanding shares of Tenneco Stock and New Preferred Stock will be, validly issued, fully paid and nonassessable and free of any preemptive (or similar) right.

     4.3 AUTHORITY AND APPROVAL. Tenneco has the corporate power and authority, and no other corporate proceedings on the part of Tenneco are necessary, to execute and deliver this Agreement and the Distribution Agreement and to consummate the transactions contemplated hereby and thereby (subject to securing the approval of the stockholders of Tenneco as contemplated by SECTION 6.8 hereof, and formal declaration of the dividends necessary to effectuate the Spinoffs and the issuance of the New Preferred Stock). This Agreement has been duly executed and delivered by Tenneco and, assuming this Agreement constitutes a valid and binding obligation of each of Acquiror and Subsidiary, this Agreement constitutes a valid and binding obligation of Tenneco, enforceable against Tenneco in accordance with its terms.

     4.4 FINANCIAL STATEMENTS. The audited financial statements of Tenneco and consolidated subsidiaries as of December 31, 1995 and 1994 and for the three years ended December 31, 1995, included in Tenneco's 1995 Annual Report on Form 10- K, as filed with the Commission, (i) were prepared in accordance with GAAP applied on a consistent basis (except as indicated therein or in the notes thereto) and (ii) fairly present the financial position of Tenneco and consolidated subsidiaries as of the dates thereof and the results of their operations and cash flows for the periods then ended. The unaudited financial statements of Tenneco and consolidated subsidiaries as of March 31, 1996 and 1995 and for the three- month periods ended on each of such dates, included in Tenneco's March 31, 1996 Quarterly Report on Form 10-Q as filed with the Commission, (A) comply in all material respects with the published rules and regulations of the Commission with respect thereto, (B) were prepared in accordance with GAAP, except as otherwise permitted under the Exchange Act and the rules and regulations thereunder, on a consistent basis (except as indicated therein or in the notes thereto) and (C) fairly present the financial position of Tenneco and consolidated subsidiaries as of the dates thereof and the results of their operations and cash flows for the periods then ended, subject to normal year-end adjustments and any other adjustments described herein or in the notes or schedules thereto.

     The unaudited pro forma financial information of the Energy Business (including related notes thereto) as of December 31, 1995 included in EXHIBIT F-1 attached to this Agreement (which were prepared without cash flow statements and treating the Energy Business as if it were a separate entity for the purpose of estimates and judgments of materiality) appropriately reflects all significant pro forma adjustments necessary to and does fairly present the financial position of the Energy Business as of December 31, 1995 and for the year then ended, except that such financial information was prepared on the assumption that the Energy Business had no long-term debt as of December 31, 1995. The historical financial balances included in the unaudited pro forma financial balances included in EXHIBIT F-1 have been derived from amounts included in the consolidated balances presented in the audited financial statements of Tenneco and consolidated subsidiaries included in Tenneco's December 31, 1995 Annual Report on Form 10-K as filed with the Commission.

     The unaudited pro forma financial information of the Energy Business (including related notes thereto) as of March 31, 1996 included in EXHIBIT F-2 attached to this Agreement (which were prepared without cash flow statements and treating the Energy Business as if it were a separate entity for the purpose of estimates and judgments of materiality) appropriately reflects all significant pro forma adjustments necessary to and does fairly present the financial position of the Energy Business as of March 31, 1996, except that such financial information was prepared on the assumption that the Energy Business had no long-term debt as of March 31, 1996. The historical financial balances included in the unaudited pro forma financial balances included in EXHIBIT F-2 have been derived from amounts included in the consolidated balances presented in the audited financial statements of Tenneco and consolidated subsidiaries included in Tenneco's March 31, 1996 Quarterly Report on Form 10-Q as filed with the Commission.

     The financial statements of Tennessee Gas Pipeline Company, Midwestern Gas Transmission Company and East Tennessee Natural Gas Company as of and for the years ended December 31, 1995 and 1994 included on pages 110 through 123 of each company's respective Federal Energy Regulatory Commission Form 2 were prepared in all material respects in accordance with the accounting requirements of the Federal Energy Regulatory Commission as set forth in its applicable Uniform System of Accounts and published accounting releases.

     4.5 CONSENTS AND APPROVALS; NO VIOLATIONS. The execution, delivery and, subject to securing the approval of the stockholders of Tenneco as contemplated by SECTION 6.8 hereof, formal declaration of the dividends necessary to effectuate the Spinoffs and the issuance of the New Preferred Stock, performance by Tenneco of this Agreement and the Distribution Agreement and the consummation by Tenneco of the transactions contemplated hereby or thereby do not or will not:

         (i) conflict with or result in any breach of any provisions of the certificate of incorporation or bylaws of Tenneco;

         (ii) except as contemplated by this Agreement or the Distribution Agreement, require any filing by Tenneco or any Energy Subsidiary with any Governmental Authority, or require Tenneco or any Energy Subsidiary to obtain any permit, authorization, consent or approval from any Governmental Authority;

         (iii) after giving effect to the Debt Realignment, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement, franchise, permit, concession or other instrument, obligation, understanding, commitment or other arrangement to which Tenneco or any Energy Subsidiary is a party or by which any of them or any of their respective material properties or assets may be bound or affected; or

         (iv) violate any Law applicable to Tenneco or any Energy Subsidiary;

except, in the case of each of clauses (ii) through (iv) above, for failures to make filings or obtain permits, authorizations, consents or approvals, violations, breaches or defaults that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Tenneco.

     4.6 LITIGATION. Except as previously disclosed in writing to Acquiror, as of the Agreement Effective Date there are no actions, suits, proceedings or, to the knowledge of Tenneco, governmental investigations or inquiries pending against Tenneco or any of its subsidiaries or their respective properties, assets, operations or businesses which could reasonably be expected to delay, prevent or hinder the consummation of the transactions contemplated hereby or by the Distribution Agreement, and to the knowledge of Tenneco as of the Agreement Effective Date, no such actions, suits, proceedings or governmental investigations or inquiries are threatened.

     4.7 TENNECO SEC DOCUMENTS; ACCURACY OF INFORMATION. The information relating to the Energy Business contained in the Tenneco SEC Documents (A) complied, as of the date of filing thereof (or, in the case of any registration statement, on the date it was declared effective), in all material respects with the applicable requirements of the Exchange Act or Securities Act and (B) did not contain, as of the date of filing thereof (or, in the case of any registration statement, on the date it was declared effective), any untrue statement of a material fact or omit to state any material fact necessary in order to have the statements made therein, in light of the circumstances under which they were made, not misleading.

     4.8 NO MATERIAL ADVERSE EFFECT. Except as previously disclosed to Acquiror in writing prior to the date of this Agreement, between December 31, 1995 and the Agreement Effective Date, there has occurred no Material Adverse Effect on Tenneco.

     4.9 ADVISORS. Except for Lazard, Morgan Stanley & Co. Incorporated, and J.P. Morgan Securities Incorporated, which have been retained by Tenneco to assist and advise Tenneco in connection with the transactions contemplated by this Agreement and the Distribution Agreement, Tenneco has not employed any broker, finder or intermediary in connection with such transactions who might be entitled to a fee or commission upon the consummation of this Agreement, the Distribution Agreement or the transactions contemplated hereby or thereby. A copy of the engagement letter between Tenneco and each such advisor has been provided to Acquiror.

     4.10 OPINION OF FINANCIAL ADVISOR. Tenneco has received the opinion of Lazard, dated as of the Agreement Efffective Date, to the effect that, as of such date, the consideration to be received in the Merger by Tenneco's stockholders is fair to Tenneco's stockholders from a financial point of view (and Tenneco has the right to refer to that opinion, so long as such reference is in form and substance satisfactory to Lazard, in the Joint Proxy Statement and other appropriate filings with the Commission and mailings to its stockholders).

     4.11 AMENDMENTS TO RIGHTS AGREEMENT. Tenneco has caused the Rights Agreement to be amended such that

         (i) neither a ''Triggering Event'' nor a ''Distribution Date'' (in each case as defined in the Rights Agreement) will occur solely by reason of the execution of this Agreement and the consummation of the transactions contemplated hereby, and

         (ii) the Rights will expire at the Effective Time.


                                   ARTICLE V

           REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND SUBSIDIARY

     Acquiror and Subsidiary hereby represent and warrant, jointly and severally, to Tenneco as follows:

     5.1 ORGANIZATION AND EXISTENCE. Each of Acquiror and Subsidiary is a corporation validly existing and in good standing under the laws of the jurisdiction of its organization with the corporate power and authority to own its properties and assets and to carry on its business as now being conducted, except where the failure to be so existing and in good standing or to have such power and authority would not have a Material Adverse Effect on Acquiror.

     5.2 CAPITALIZATION.

     (a) ACQUIROR.

     (i) As of the Agreement Effective Date, the authorized capital stock of Acquiror consists of:

         (A) 100,000,000 shares of Acquiror Common Stock of which, at June 18, 1996, 35,582,074 shares were issued and outstanding and 1,769,151 shares were held in treasury (including shares held in Acquiror's Benefits Protection Trust); and

         (B) 25,000,000 shares of Preferred Stock , $.01 par value, none of which are issued and outstanding.

     (ii) As of the Agreement Effective Date, except for rights issued pursuant to the Shareholders Rights Agreement, dated as of July 7, 1992, between Acquiror and The First National Bank of Boston and options to acquire an aggregate of 4,066,487 shares of Acquiror Common Stock, there were no outstanding options, warrants, rights, puts, calls, commitments or other contracts, arrangements, or understandings issued by or binding upon Acquiror requiring or providing for, and there were no outstanding securities of Acquiror or its subsidiaries which upon the conversion, exchange or exercise thereof would require or provide for, the issuance by Acquiror of any new or additional equity interests in Acquiror or any other securities of Acquiror which, with notice, lapse of time and/or payment of monies, are or would be convertible into or exercisable or exchangeable for equity interests in Acquiror (each, an ''ACQUIROR EQUITY RIGHT'').

     (iii) As of the Agreement Effective Date all outstanding shares of the capital stock of Acquiror are, and immediately prior to the Effective Time all outstanding shares of the capital stock of Acquiror will be, validly issued, fully paid and nonassessable and free of any preemptive (or similar) right.

     (b) SUBSIDIARY.

     (i) The authorized capital stock of Subsidiary consists of 1,000 shares of common stock, $1.00 par value, all of which are issued and outstanding.

     (ii) There are no outstanding options, warrants, rights, puts, calls, commitments or other contracts, arrangements, or understandings issued by or binding upon Subsidiary requiring or providing for, and there were no outstanding securities of Subsidiary which upon the conversion, exchange or exercise thereof would require or provide for, the issuance by Subsidiary of any new or additional equity interests in Subsidiary or any other securities of Subsidiary which, with notice, lapse of time and/or payment of monies, are or would be convertible into or exercisable or exchangeable for equity interests in Subsidiary.

     (iii) All outstanding shares of the capital stock of Subsidiary are, and immediately prior to the Effective Time all outstanding shares of the capital stock of Subsidiary will be, validly issued, fully paid and nonassessable and free of any preemptive (or similar) right.

     5.3 AUTHORITY AND APPROVAL. Each of Acquiror and Subsidiary has the corporate power and authority, and no other corporate proceedings on the part of Acquiror or Subsidiary are necessary, to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Acquiror and Subsidiary and, assuming this Agreement constitutes a valid and binding obligation of Tenneco, this Agreement constitutes the valid and binding obligation of Acquiror and Subsidiary, enforceable against each of them in accordance with its terms.

     5.4 FINANCIAL STATEMENTS. Acquiror has heretofore delivered to Tenneco complete and correct copies of all filings made by Acquiror pursuant to the Exchange Act since January 1, 1995. The audited consolidated financial statements of Acquiror included in such filings (i) were prepared in accordance with GAAP applied on a consistent basis (except as indicated therein or in the notes thereto) during the periods presented and (ii) fairly present the financial position of Acquiror and its consolidated subsidiaries as of the dates thereof and the results of their operations and cash flows for the periods then ended. The unaudited financial statements included in such filings

         (i) comply in all material respects with the published rules and regulations of the Commission with respect thereto,

         (ii) were prepared in accordance with GAAP, except as otherwise permitted under the Exchange Act and the rules and regulations thereunder, on a consistent basis (except as may be indicated therein or in the notes or schedules thereto) during the periods presented and

         (iii) fairly present the financial position of Acquiror and its consolidated subsidiaries as at the dates thereof and the results of their operations and cash flows for the periods then ended, subject to normal year-end adjustments and any other adjustments described therein or in the notes or schedules thereto.

     5.5 CONSENT AND APPROVALS; NO VIOLATION. The execution, delivery and performance by Acquiror and Subsidiary of this Agreement and the consummation by Acquiror and Subsidiary of the transactions contemplated hereby do not and will not:

         (i) conflict with or result in any breach of any provisions of the certificate of incorporation, bylaws or other governing documents of Acquiror or Subsidiary,

         (ii) except as contemplated by this Agreement, require any filing by Acquiror or any of its subsidiaries (including Subsidiary) with any Governmental Authority or require Acquiror or any of its subsidiaries (including Subsidiary) to obtain any permit, authorization, consent or approval of any Governmental Authority;

         (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement, franchise, permit, concession or other instrument, obligation, understanding, commitment or other arrangement to which Acquiror or any of its subsidiaries (including Subsidiary) is a party or by which any of them or any of their respective material properties or assets may be bound or affected; or

         (iv) violate any Law applicable to Acquiror or any of its subsidiaries (including Subsidiary);

except, in the case of each of clauses (ii) through (iv) above, for failures to make filings or obtain permits, authorizations, consents or approvals, violations, breaches or defaults which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Acquiror.

     5.6 LITIGATION. Except as previously disclosed in writing to Tenneco, as of the Agreement Effective Date, there are no actions, suits, proceedings or, to Acquiror's knowledge, governmental investigations or inquiries pending against Acquiror or any of its subsidiaries (including Subsidiary) or their respective properties, assets, operations or businesses which could reasonably be expected to delay, prevent or hinder the consummation of the transactions contemplated hereby and, to the knowledge of Acquiror, no such actions, suits, proceedings or governmental investigations or inquiries are threatened.

     5.7 ACQUIROR SEC DOCUMENTS; ACCURACY OF INFORMATION. The information regarding Acquiror and its consolidated subsidiaries contained in the Acquiror SEC Documents (A) complied, as of the date of filing thereof (or, in the case of any registration statement, on the date it was declared effective), in all material respects with the applicable requirements of the Exchange Act or Securities Act and (B) did not contain, as of the date of filing thereof (or, in the case of any registration statement, on the date it was declared effective), any untrue statement of a material fact or omit to state any material fact necessary in order to have the statements made therein, in light of the circumstances under which they were made, not misleading.

     5.8 NO MATERIAL ADVERSE EFFECT. Except as previously disclosed to Tenneco in writing prior to the date of this Agreement, between December 31, 1995 and the Agreement Effective Date, there has occurred no Material Adverse Effect on Acquiror.

     5.9 ADVISORS. Except for Donaldson, Lufkin & Jenrette (''DLJ''), which has been retained by Acquiror to assist and advise Acquiror in connection with the transactions contemplated by this Agreement, Acquiror has not employed any broker, finder or intermediary in connection with such transactions who might be entitled to a fee or commission upon the consummation of this Agreement or the transactions contemplated hereby.

     5.10 OPINION OF FINANCIAL ADVISOR. Acquiror has received the opinion of DLJ, dated as of the Agreement Effective Date, to the effect that, as of such date, the consideration to be paid in the Merger by Acquiror is fair to Acquiror's stockholders from a financial point of view (and Acquiror has the right to refer to that opinion, so long as such reference is in form and substance satisfactory to DLJ, in the Joint Proxy Statement and other appropriate filings with the Commission and mailings to its stockholders).

     5.11 DUE AUTHORIZATION. The shares of Acquiror Stock and any Depositary Shares issued in connection with the Merger as contemplated by this Agreement will be duly authorized and will be validly issued, fully paid and nonassessable.

     5.12 NO ACTIVE BUSINESS. Subsidiary has not engaged in any business and does not have any contractual liabilities, commitments, or obligations (other than pursuant to this Agreement) or any assets (other than cash representing its initial capitalization). Subsidiary has been formed solely for purposes of effectuating the transactions contemplated by this Agreement and having such transactions treated for federal income tax purposes as an acquisition of the outstanding Tenneco Stock by Acquiror in exchange for Acquiror Stock through the Merger of Subsidiary with and into Tenneco pursuant to this Agreement.

     5.13 OWNERSHIP OF TENNECO STOCK. Neither Acquiror nor Subsidiary is

         (i) an ''Interested Stockholder'' of Tenneco as defined in Article NINTH of the Certificate of Incorporation of Tenneco or

         (ii) an ''interested stockholder'' of Tenneco as defined in Section 203 of the DGCL.

     As of the Agreement Effective Date, Acquiror and its Affiliates own (directly or indirectly, beneficially or of record) no shares of Tenneco Stock and neither Acquiror nor any of its Affiliates own any rights to acquire any shares of Tenneco Stock, except pursuant to this Agreement.


                                   ARTICLE VI

                            COVENANTS OF THE PARTIES

     6.1 CONDUCT OF TENNECO AND ITS SUBSIDIARIES.

     (a) Between the Agreement Effective Date and the Effective Time, unless Acquiror shall have consented in writing (such consent not to be unreasonably withheld), and except for

         (i) actions taken that either affect solely the Industrial Business or the Shipbuilding Business or only adversely affect the Energy Business to a de minimis extent and do not materially delay or prevent consummation of the transactions contemplated hereby,

         (ii) actions taken by Tenneco and its Affiliates and subsidiaries (including the Energy Subsidiaries) in order to consummate any of the Merger, the Spinoffs and the other transactions contemplated by this Agreement or the Distribution Agreement, which actions are taken in good faith and either are contemplated by this Agreement or the Distribution Agreement (including the Corporate Restructuring Transactions described therein) or do not have more than a de minimis effect on Tenneco or do not materially delay or prevent consummation of the transactions contemplated hereby, or

         (iii) actions or matters set forth in EXHIBIT G attached hereto,

     Tenneco shall, and shall cause each of the Energy Subsidiaries to:

         (A) use its reasonable best efforts to

              (I) operate the Energy Business in good faith and in the ordinary course, consistent with past practices, including, without limitation, with respect to the payment and administration of accounts payable and the collection and administration of accounts receivable, inventory management and control policies and implementation of capital programs for the Energy Business in a timely manner,

              (II) preserve substantially intact the present business organization of the Energy Business,

              (III) keep available, consistent with the past practices of the Energy Business, the services of the present officers, employees and consultants of Tenneco and each of the Energy Subsidiaries (to the extent they customarily provide services to the Energy Business), and

              (IV) preserve the relationships with customers, suppliers and others having business dealings with the Energy Business,

     it being understood that

              (x) certain employees of Tenneco and the Energy Subsidiaries will also be engaged in activities for the Industrial Business and the Shipbuilding Business, and

              (y) the failure of any officer, employee or consultant of the Energy Business to remain an officer, employee or consultant of the Energy Business or to become an officer, employee or consultant of Acquiror or any subsidiary of Acquiror shall not constitute a breach of this covenant;

         (B) not amend or otherwise change the certificate of incorporation or bylaws of Tenneco (except as may be necessary or appropriate to effect the transactions contemplated hereby or by the Distribution Agreement);

         (C) not issue or authorize the issuance of (except, as to Tenneco, in the ordinary course of business consistent with past practices or as contemplated in this Agreement) or the Distribution Agreement, any shares of any class of the capital stock of Tenneco or any Energy Subsidiary (other than New Preferred Stock) or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Tenneco or any of the Energy Subsidiaries (other than the issuance of Rights and shares of Tenneco Common Stock either

              (I) in connection with any dividend reinvestment plan,

              (II) upon the exercise of options granted prior to the Agreement Effective
                                     Date,

              (III) pursuant to the terms of any other Tenneco employee benefit plan with an employee stock fund or employee stock ownership plan feature,

              (IV) in accordance with the Rights Agreement, or

              (V) as is otherwise permitted pursuant to this Agreement or the Distribution Agreement);

         (D) not reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any class of the capital stock of Tenneco or of any of the Energy Subsidiaries other than acquisitions by a dividend reinvestment plan or by any Tenneco employee benefit plan with an employee stock fund or employee stock ownership plan feature, consistent with the terms thereof and applicable securities laws;

         (E) not declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any class of the capital stock of Tenneco or any of the Energy Subsidiaries, except:

              (I) in the case of Tenneco, regular dividends (including the regular dividend for the dividend period in which the Effective Time occurs) with respect to the $4.50 Preferred Stock, the $7.40 Preferred Stock and the New Preferred Stock and regular quarterly dividends on the Tenneco Common Stock at such times and in such amounts as the Board of Directors of Tenneco in its sole discretion determines;

              (II) the Spinoffs;

              (III) the issuance of New Preferred Stock; and

              (IV) cash dividends declared and paid by any of the Energy Subsidiaries;

         (F) with respect to the individuals who will be executive officers or employees of the Energy Business after the Effective Time, not:

              (I) increase the compensation payable or to become payable to any of such executive officers or employees except for increases in the ordinary course of business in accordance with past practices;

              (II) grant any severance or termination pay to, or enter into any employment or severance agreement with, any executive officer of the Energy Subsidiaries; or

              (III) except as contemplated in this Agreement or in the Distribution Agreement, establish, adopt, enter into or amend or take action to accelerate any rights or benefits under, any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any such director, executive officer or employee;

     provided, however, that Tenneco may continue to provide benefits under employee benefit plans and incentive compensation plans that are in effect on the Agreement Effective Date;

         (G) not take, or permit any of its subsidiaries in respect of which it has the direct or indirect voting power to control to take, any action that would reasonably likely result in any of the conditions to the

     Merger set forth in ARTICLE VII of this Agreement not being satisfied or that would materially impair the ability of Tenneco to consummate the Spinoffs in accordance with the terms of the Distribution Agreement or the Merger in accordance with the terms hereof or would materially delay such consummation or that would disqualify either of the Spinoffs as a tax free distribution within the meaning of Section 355 of the Code;

         (H) not implement any change in its accounting principles, practices or methods, other than as (X) may be required by GAAP, the Financial Accounting Standards Board, the Commission or any other Governmental Authority or oversight agency and (Y) relating solely to the Shipbuilding Group and/or the Industrial Group;

         (I) except in the ordinary course of business, consistent with past practices, with respect to inventory or services or except where the effect on the Energy Business would be de minimis, not, with respect to the Energy Business, transfer, lease, license, sell, mortgage, pledge or dispose of any property or assets included in the Energy Assets or otherwise encumber any property or assets included in the Energy Assets;

         (J) not release any third party from, or amend, modify or waive any provisions of, any confidentiality or standstill agreement to which Tenneco is a party (except any that relate solely to the Industrial Business or the Shipbuilding Business);

         (K) file on or before the due date therefor all tax returns required to be filed by Tenneco or any Energy Subsidiary, which tax returns shall, to the extent such tax returns relate to the Energy Business, be (i) complete and correct in all material respects and (ii) prepared in accordance and on a basis consistent with the elections, accounting methods, conventions and principles of tax returns used for the most recent taxable periods for which tax returns involving similar tax items have been filed; and

         (L) not make, change or revoke any tax election relating to the Energy Business to the extent such election may have more than a de minimis effect on the Energy Business or Acquiror, or enter into any material agreement or settlement regarding taxes relating to the Energy Business with any tax authority to the extent such settlement or agreement may have a more than de minimis effect on the Energy Business or Acquiror.

     (b) Prior to the Effective Time, Tenneco shall cause all stock options issued under the Option Plans (or to executives outside the Option Plans) to be

         (i) converted to options to acquire the stock of the Industrial Company or the Shipbuilding Company;

         (ii) exercised; and/or

         (iii) cancelled.

Tenneco shall also cause all such options not held by employees of the Energy Business to be so converted if not exercised or cancelled prior to the Effective Time in accordance with their terms. All such options held by employees of the Energy Business shall become exercisable prior to the Effective Time and, if not exercised by the Effective Time, shall be cancelled.

     (c) Between the Agreement Effective Date and the Effective Time, Tenneco shall cause the Industrial Subsidiary to succeed to sponsorship of the SECT. To the extent the SECT continues to own Tenneco Stock, the SECT will participate in the Merger, the Spinoffs and the conversion of shares pursuant to SECTION
2.5 hereof (and the other transactions contemplated by this Agreement and/or the Distribution Agreement) as any other stockholder of Tenneco.

     (d) Tenneco shall have the right, and shall use its reasonable best efforts to, issue shares of New Preferred Stock prior to the Effective Time on the following basis:

         (i) the issuance may be effected through public sale or private placement (either United States or foreign, but with a placement agent mutually and reasonably acceptable to both Tenneco and Acquiror), or if such sale or placement is not reasonably practicable under the circumstances, through a dividend-in-kind to the holders of Tenneco Common Stock, but shall in any event be in accordance with all applicable securities and other Laws (and, if publicly issued or issued as a dividend-in-kind, shall be listed on the NYSE);

         (ii) the NPS Value shall be approximately 25% (but in no event 20% or less) of the sum of:

              (x) the NPS Value, plus

              (y) the market value of all outstanding Tenneco Common Stock (as determined as of the Effective Time pursuant to the same procedure as applies to determining the NPS Value).

     (e) Prior to the Effective Time, Tenneco shall cause the elimination of all intercompany accounts (including accounts and notes receivable and payable) between members of the Energy Group, the Shipbuilding Group and the Industrial Group, as the case may be (except trade accounts incurred in the ordinary course of business), as set forth in the Distribution Agreement.

     (f) From and after the Agreement Effective Date, Tenneco shall afford Acquiror and its officers, employees, representatives and agents the opportunity to participate with Tenneco in the process of obtaining the rulings set forth in the IRS Ruling Request, including the right to participate in the submission of written materials by Tenneco to the Internal Revenue Service, and in-person and telephonic conferences between Tenneco and the Internal Revenue Service, to the extent such communications relate to the IRS Ruling Request. Notwithstanding the foregoing, Tenneco shall have the right, subject to prior consultation with Acquiror, to determine, in its reasonable discretion, that Acquiror's participation in certain communications with the Internal Revenue Service (or any other aspects of the rulings process) may hinder or delay Tenneco's ability to obtain the rulings requested in the IRS Ruling Request, in which case Acquiror will be precluded from such participation; provided, that Tenneco shall promptly inform Acquiror of the substance of any matter in which Acquiror does not participate.

     (g) In the event that, between the Agreement Effective Date and the Closing Date, the General Counsel or an Executive Vice President of Tenneco becomes aware that the Energy Business has the realistic opportunity to exercise its right of first refusal with respect to the acquisition of additional interests in the Oasis pipeline or otherwise to acquire additional interests in the Oasis pipeline, Tenneco shall notify Acquiror thereof and shall consult and cooperate with Acquiror prior to exercising its right of first refusal or making any acquisition proposal. Any exercise of such right of first refusal or other acquisition of interests in the Oasis pipeline by the Energy Business shall be subject to the consent of Acquiror, which consent shall not be unreasonably withheld or delayed.

     6.2 CONDUCT OF THE BUSINESS OF ACQUIROR AND ITS SUBSIDIARIES.

     (a) Between the Agreement Effective Date and the Effective Time, neither Acquiror nor Subsidiary nor any of their Affiliates shall:

         (i) take any action that would be reasonably likely to result in any of the conditions to the Merger set forth in ARTICLE VII of this Agreement not being satisfied or that would impair the ability of Acquiror or Subsidiary to consummate the Merger in accordance with the terms hereof or delay such consummation;

         (ii) acquire (directly or indirectly, beneficially or of record), any shares of Tenneco Stock (or any rights to acquire any such shares, except pursuant to this Agreement); or

         (iii) amend or otherwise change its certificate of incorporation (except as is contemplated by this Agreement in respect of the designation of the Acquiror Preferred Stock), bylaws or other organizational documents; provided, however, that the provisions of this clause (iii) shall not apply to any Affiliate of Acquiror or Subsidiary if the amendment or other change would not adversely effect any of the rights or benefits hereunder or under any of the Ancillary Agreements of Tenneco or the holders of Tenneco Stock (other than to a de minimis extent) or otherwise materially delay or prevent the consummation of the transactions contemplated hereby.

     (b) Acquiror shall not, and shall not permit any of its subsidiaries (including Subsidiary) to, take or cause or permit to be taken any action that would disqualify either of the Spinoffs as a tax-free distribution within the meaning of Section 355 of the Code.

     (c) Between the Agreement Effective Date and the Effective Time, Subsidiary shall not engage in any activities of any nature except as provided in, or in connection with the transactions contemplated by, this Agreement.

     6.3 ACCESS TO INFORMATION; CONFIDENTIALITY.

     (a) Between the date of this Agreement and the Effective Time, and except as may otherwise be required by applicable law, each of Tenneco and Acquiror shall (and shall cause its subsidiaries and officers, directors, employees, auditors and agents to) afford the officers, employees and agents of the other party (the ''RESPECTIVE REPRESENTATIVES'') reasonable access at all reasonable times to its officers, employees, agents, properties, offices, plants and other facilities, books and records, and shall furnish such Respective Representatives with all financial, operating and other data and information as may be reasonably requested, in each case to the extent that such access and disclosure would not:

         (i) violate the terms of any agreement to which the disclosing party or any of its Affiliates is bound or any applicable law or regulation; or

         (ii) impair any attorney-client privilege of the disclosing party.

     Notwithstanding the foregoing, Tenneco shall not be required (and shall not be required to cause its subsidiaries and officers, directors, employees, auditors and agents) to provide the access, data and information described in the preceding sentence with respect to the Industrial Business or the Shipbuilding Business unless Acquiror has a reasonable interest in obtaining such access, data or information in connection with the Merger.

     (b) All information obtained by Tenneco, Acquiror or their Respective Representatives pursuant to SECTION 6.3(A) hereof shall be kept confidential in accordance with the confidentiality agreement, dated March 28, 1996, executed by Acquiror and the confidentiality agreement, dated June 12, 1996, executed by Tenneco.

     (c) The Industrial Subsidiary and the Shipbuilding Subsidiary (and their respective direct and indirect subsidiaries and Affiliates) shall be deemed third party beneficiaries of this SECTION 6.3 and all other provisions of this Agreement necessary or appropriate for purposes of enforcing this SECTION 6.3.

     6.4 DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE.

     (a) For a period of six years after the Effective Time, Acquiror shall not cause or permit any amendment, repeal or other modification of the provisions of

         (i) Article IV, Section 14 of the by-laws of the Surviving Corporation, as set forth in EXHIBIT H attached hereto, or

         (ii) Article Eighth of the certificate of incorporation of the Surviving Corporation,

in either case in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors, officers or employees of Tenneco or any of its subsidiaries or Affiliates or who are otherwise entitled to indemnification pursuant to such provisions in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement and the Distribution Agreement), unless such modification is required by the DGCL or applicable federal law, and then only to the extent of such applicable requirements of the DGCL or federal law. To the extent the Surviving Corporation is unable for any reason to fulfill its obligations under the bylaw provisions set forth in EXHIBIT H attached hereto, Acquiror agrees to pay, perform and discharge all such obligations.

     (b) Prior to the Effective Time, Tenneco shall, and from and after the Effective Time the Acquiror and the Surviving Corporation jointly and severally shall, indemnify, defend and hold harmless each Person who is now, has been at any time prior to the date of this Agreement or who becomes prior to Effective Time an officer, director or employee of Tenneco or any of its subsidiaries (collectively, the ''INDEMNIFIED PARTIES'') against all losses, expenses, claims, damages, liabilities or amounts that are paid in settlement of, with the approval of the indemnifying party (which approval shall not unreasonably be withheld), or otherwise in connection with any claim, action, suit, proceeding or investigation (a ''CLAIM''), based in whole or in part on the fact that such Person is or was a director, officer or employee of Tenneco or any of its subsidiaries and arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement and the Distribution Agreement), whether or not such Claim was asserted prior to, at or after the Effective Time, in each case to the fullest extent permitted under the DGCL or other applicable law (and shall pay expenses in advance of the final disposition of any such Claim to each Indemnified Party to the fullest extent permitted under the DGCL or other applicable law, upon receipt from the Indemnified Party to whom expenses are advanced of any undertaking to repay such advances required by Section 145(e) of the DGCL or other applicable law). Notwithstanding anything contained herein, Tenneco's obligation to indemnify any such person pursuant to this
SECTION 6.4 shall not affect the allocation of liability among the Energy Group, the Industrial Group and Shipbuilding Group pursuant to the Distribution Agreement and any corresponding indemnification rights thereunder.

     (c) Without limiting the generality of the foregoing, in the event any Claim is brought against any Indemnified Party (whether arising before or after the Effective Time):

         (i) the Indemnified Party may retain counsel satisfactory to him with the consent of Tenneco (or the consent of Acquiror and the Surviving Corporation after the Effective Time) which consent of Tenneco (or, after the Effective Time, Acquiror and the Surviving Corporation) with respect to such counsel retained by the Indemnified Party may not be unreasonably withheld or delayed;

         (ii) Tenneco (or, after the Effective Time, Acquiror and the Surviving Corporation) shall pay all reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received; and

         (iii) Tenneco (or, after the Effective Time, Acquiror and the Surviving Corporation) will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that none of Tenneco, Acquiror or the Surviving Corporation shall be liable for any settlement of any Claim effected without its written consent, which consent, however, shall not be unreasonably withheld.

Any Indemnified Party wishing to claim indemnification under this SECTION 6.4, upon learning of any such Claim, shall notify Tenneco (or, after the Effective Time, Acquiror and the Surviving Corporation) (but any failure so to notify shall not relieve Tenneco, Acquiror or the Surviving Corporation from any liability which it may have under this SECTION 6.4, except to the extent such failure materially prejudices such party), and shall deliver to Tenneco (or, after the Effective Time, Acquiror and the Surviving Corporation) any undertaking required by Section 145(e) of the DGCL or other applicable law. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such Claim unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

     (d) (i) MAINTENANCE OF D&O POLICIES. On or prior to the Closing Date, Tenneco shall provide Acquiror with copies and a schedule of those Directors' and Officers' Liability Insurance Policies which Tenneco shall enter into effective as of the Closing Date (the ''D&O POLICIES''). For a period of seven years after the Effective Time, Acquiror and the Surviving Corporation shall cause to be maintained in full force and effect the D&O Policies. Acquiror and the Surviving Corporation shall be jointly and severally responsible for payment of all premiums due as respects the D&O Policies and shall take all other actions necessary or appropriate to maintain the D&O Policies in full force and effect (other than to the extent the available limit of liability of any such D&O Policy may be reduced or exhausted solely as the result of the payment of claims thereunder) for the agreed term of seven years after the Effective Time. If at any time an insurance carrier under any of the D&O Policies becomes unable or unwilling, or it becomes probable that such insurance carrier will be unable or unwilling (which determination shall be made in the reasonable discretion of the Industrial Subsidiary), to fulfill any of its obligations under any D&O Policy, whether due to such insurance carrier's dissolution, bankruptcy, insolvency or otherwise, then Acquiror and the Surviving Corporation shall obtain a directors' and officers' liability insurance policy in substitution (with an insurance carrier acceptable to the Industrial Subsidiary) of each D&O Policy under which such insurance carrier was to provide coverage (a ''REPLACEMENT D&O POLICY''), which shall provide at least the same coverage and amounts, and contain terms and provisions which are no less favorable to the insured parties, as existed under the D&O Policy so replaced. Acquiror and the Surviving Corporation shall pay any costs associated with the obtaining and maintenance of any Replacement D&O Policy as contemplated hereby.

     (ii) OWNERSHIP AND ADMINISTRATION OF POLICIES. The parties hereto agree that the D&O Policies and any Replacement D&O Policy shall be owned by the Industrial Subsidiary. From and after the Effective Time, the Industrial Subsidiary shall be solely responsible for all aspects of service and administration of such policies (other than the payment of any premiums due), including the notification to insurers, and the management, negotiation and settlement, of any claims made under the D&O Policies and any Replacement D&O Policy. From and after the Effective Time, Acquiror and the Surviving Corporation shall have the right to participate in the negotiation and participate in and consent to settlement (such consent not to be unreasonably withheld or delayed) of any claim under the D&O Policies and any Replacement D&O Policy for which, and then only to the extent, that either is obligated to indemnify any of the present or former directors or officers of Tenneco or any of its present or past subsidiaries (''DIRECTORS OR OFFICERS'') for liabilities associated with such claim. The Industrial Subsidiary's responsibilities for administering and servicing the D&O Policies and any Replacement D&O Policy shall in no manner restrict, reduce, limit or impair any of the Directors' or Officers' rights to indemnification from Acquiror, the Surviving Corporation or their respective successors or assigns in accordance with any applicable Law, statute, charter or bylaw provision.

     (iii) COOPERATION. Acquiror and the Surviving Corporation shall cooperate with the Directors and Officers in the defense and settlement of any claim made against them based upon or arising out of any actual or alleged wrongful act (as such term may be defined in the applicable D&O Policies or Replacement D&O Policy) occurring at or prior to the Effective Time. Acquiror and the Surviving Corporation shall provide any reasonable assistance or information that may be required by a Director or Officer in connection with any such claim. Neither Acquiror, the Surviving Corporation nor any of their respective representatives shall cause any action or inaction that could reasonably be expected to jeopardize or otherwise impair the rights or ability of the Directors or Officers to recover loss amounts due under the D&O Policies or any Replacement D&O Policy.

     (e) Neither Acquiror nor the Surviving Corporation shall take any action that could reasonably be expected to jeopardize or otherwise interfere with the ability of any of the Indemnified Parties to collect any proceeds payable under any of the D&O Policies.

     (f) Each of Tenneco, Acquiror and Subsidiary acknowledges and agrees that the Industrial Subsidiary's responsibilities hereunder for Claims
Administration and Insurance Administration shall not relieve any Person submitting an insured claim under any of the D&O Policies of

         (i) the primary responsibility for giving notice of such insured claim accurately, completely and in a timely manner, or

         (ii) any other right or responsibility which such Person may have pursuant to the terms of any of the D&O Policies.

     (g) This SECTION 6.4 (and all other provisions of this Agreement necessary or appropriate for purposes of enforcing this SECTION 6.4) is intended to be for the benefit of, and shall be enforceable by, the Industrial Subsidiary and the Indemnified Parties, their heirs and personal representatives and shall be binding on Tenneco, the Surviving Corporation and Acquiror and each of their respective successors and assigns.

     6.5 NOTIFICATION OF CERTAIN MATTERS. Between the Agreement Effective Date and the Effective Time, Tenneco and Acquiror shall give prompt notice to the other of :

         (i) the occurrence or nonoccurrence of any event, the occurrence or nonoccurrence of which would likely cause

              (A) any of its representations or warranties contained in this Agreement to be untrue or inaccurate, or

              (B) any of its covenants, conditions or agreements contained in this Agreement not to be complied with or satisfied; and

         (ii) its (or in the case of Acquiror, Acquiror's or Subsidiary's) failure to comply with or satisfy any of its covenants, conditions or agreements to be complied with or satisfied by it (or, in the case of Acquiror, Acquiror or Subsidiary) at or prior to the Effective Time;

provided, however, that the delivery of any notice pursuant to this SECTION 6.5 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     6.6 TAX TREATMENT.

     (a) Each of Tenneco, on the one hand, and Acquiror and Subsidiary, on the other hand, intend the Merger to qualify as a reorganization under Code Section 368(a)(1)(B) and the Spinoffs to be treated as tax-free distributions under Code Section 355, and each such party shall use its reasonable best efforts to cause the Merger and Spinoffs to so qualify. Neither Tenneco, on the one hand, nor Acquiror or Subsidiary, on the other hand, shall take any action which might cause


         (i) the Merger to fail to qualify as a reorganization under Code
     Section 368(a)(1)(B),

         (ii) the Spinoffs to fail to qualify as tax free distributions under Code Section 355,

         (iii) any other transfer described in the Corporate Restructuring Transactions that is intended (as described in Tenneco's request for rulings from the Internal Revenue Service) to qualify as a tax free transfer under Code Sections 332, 351, 355 or 368 to fail to so qualify, or

         (iv) Tenneco or any Energy Subsidiary to recognize any gains relating to deferred intercompany transactions or excess loss accounts between or among any members of the affiliated group of corporations of which Tenneco is the common parent (other than those deferred intercompany gains listed on EXHIBIT I attached hereto).

     (b) In furtherance of SECTION 6.6(A) above, Tenneco shall make the representations set forth in EXHIBIT J attached hereto, and such other representations as are reasonably necessary to ensure the tax-free treatment of the Merger, Spinoffs and related transactions described in SECTION 6.6(A) above, and shall assure the continuing accuracy of such representations.

     (c) In furtherance of SECTION 6.6(A) above, Acquiror and Subsidiary shall each make the representations set forth in EXHIBIT J attached hereto, and such other representations as are reasonably necessary to ensure the tax-free treatment of the Merger, Spinoffs and related transactions described in SECTION 6.6(A) above, and shall assure the continuing accuracy of such representations.

     (d) The Industrial Subsidiary and the Shipbuilding Subsidiary (and their respective direct and indirect subsidiaries and Affiliates) shall be deemed third party beneficiaries of this SECTION 6.6 and all other provisions of this Agreement necessary or appropriate for purposes of enforcing this SECTION 6.6.

     6.7 REGISTRATION STATEMENT; JOINT PROXY STATEMENT; NPS MATERIALS; TENDER AND EXCHANGE MATERIALS.

     (a) As promptly as practicable after the Agreement Effective Date, Tenneco and Acquiror shall prepare and file, or cause to be prepared and filed, with the Commission a joint proxy statement (the ''JOINT PROXY STATEMENT'') and other proxy solicitation materials relating to the Stockholders' Meeting (as defined in SECTION 6.8 hereof), and Acquiror shall prepare and file, or cause to be prepared and filed, with the Commission a registration statement on Form S-4 in which the Joint Proxy Statement shall be included as a prospectus (the ''REGISTRATION STATEMENT''), in connection with the registration under the Securities Act of the shares of Acquiror Stock (and any Depositary Shares) to be issued to the stockholders of Tenneco pursuant to the Merger.

Each of Acquiror and Tenneco shall furnish or cause to be furnished to the other party all information concerning itself and its subsidiaries as the other party may reasonably request in connection with such actions and the preparation of the Registration Statement and the Joint Proxy Statement (and in connection with the preparation of the NPS Materials and the Tender and Exchange Materials). Each of Acquiror and Tenneco hereby agree to take, and to cause their respective subsidiaries to take,

         (i) such actions as may be required to have the Registration Statement and, to the extent applicable, the NPS Materials and the Tender and Exchange Materials declared effective under the Securities Act and to have the Joint Proxy Statement cleared by the Commission, in each case as promptly as practicable, including by consulting with each other as to, and responding promptly to, any Commission comments with respect thereto, and

         (ii) such actions as may be required to be taken under applicable state securities or ''blue sky'' laws in connection with the issuance of shares of Acquiror Stock (and any Depositary Shares) pursuant to the Merger.

As promptly as practicable after the Registration Statement shall have become effective, each of Tenneco and Acquiror shall mail the Joint Proxy Statement to its respective stockholders (and Tenneco and Acquiror shall attempt to effect their respective mailings on the same date), and the Joint Proxy Statement shall include the recommendation of the board of directors of Tenneco in favor of adoption and approval of this Agreement and the Merger and the Spinoffs, and of the board of directors of Acquiror in favor of approval of the Stock Issuance (as defined in SECTION 6.8 hereof); provided, however, that no obligation of Tenneco pursuant to this SECTION 6.7(A) shall be required to be performed if there is a substantial risk that the performance thereof would constitute a breach of the fiduciary duties of the board of directors of Tenneco as determined by the board of directors of Tenneco in good faith after consultation with and based upon the advice of its independent legal counsel (who may be its regularly engaged independent legal counsel).

     (b) Acquiror covenants that the information supplied by or on behalf of Acquiror for inclusion in the Registration Statement and the Joint Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, at any of:

         (i) the time the Registration Statement (or any amendment or supplement thereto) is declared effective;

         (ii) the time the Joint Proxy Statement (or any amendment or supplement thereto) is first mailed to the stockholders of Tenneco and Acquiror;

         (iii) the time of each of the Stockholders' Meetings; and

         (iv) the Effective Time.

Likewise, Acquiror covenants that the information and data supplied by or on behalf of Acquiror for inclusion in the NPS Materials and Tender and Exchange Materials (including, without limitation, all information and financial data (pro forma or otherwise) relating to the business and operations of Tenneco following consummation of the Merger supplied by or on behalf of Acquiror) shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, at all times through the completion of (A) in the case of the NPS Materials, the offering and sale of the New Preferred Stock, and (B) in the case of the Tender and Exchange Materials, the tender and exchange offers pursuant to the Debt Realignment.

     (c) Tenneco covenants that the financial information (including pro forma financial data and information) supplied or to be supplied by Tenneco or its representatives for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement (or the NPS Materials and/or Tender and Exchange Materials) shall comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, shall be prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited financial information, as permitted by the rules of the Commission) and shall fairly present (subject, in the case of unaudited financial information, to normal, recurring audit adjustments) the financial information reflected therein as of the dates thereof or for the periods then ended. The Joint Proxy Statement shall, as it relates to the Tenneco Stockholders' Meeting, comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, except that no representation is herein made by Tenneco with respect to statements made in the Joint Proxy Statement based on information supplied by Acquiror or any of its representatives for inclusion in the Joint Proxy Statement or with respect to information concerning Acquiror or any of its subsidiaries (including Subsidiary) incorporated by reference in the Joint Proxy Statement. If at any time prior to the Effective Time any event or circumstance relating to Acquiror or any of its subsidiaries (including Subsidiary), their respective officers or directors, or Acquiror's plans and intentions regarding its operation of the Surviving Corporation after the Merger should be discovered by Acquiror or any of its subsidiaries (including Subsidiary) that should be set forth in an amendment or a supplement to the Registration Statement or Joint Proxy Statement (or in any of the NPS Materials or Tender and Exchange Materials), Acquiror shall promptly inform Tenneco in writing.

     (d) Tenneco covenants that the information supplied by or on behalf of Tenneco for inclusion in the Registration Statement and the Joint Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, at

         (i) the time the Registration Statement (or any amendment or supplement thereto) is declared effective,

         (ii) the time the Joint Proxy Statement (or any amendment or supplement thereto) is first mailed to the stockholders of Tenneco and Acquiror,

         (iii) the time of each of the Stockholders' Meetings, and

         (iv) the Effective Time.

Likewise, Tenneco covenants that the NPS Materials and Tender and Exchange Materials shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, at all times through the completion of (A) in the case of the NPS Materials, the offering and sale of the New Preferred Stock, and (B) in the case of the Tender and Exchange Materials, the tender and exchange offers pursuant to the Debt Realignment; provided, that the foregoing provisions of this sentence shall not apply to any information or financial data (including pro forma financial information and data) supplied by or on behalf of Acquiror, including information and data relating to the business and operations of Tenneco following consummation of the Merger.

     (e) Acquiror covenants that the financial information (including pro forma financial data and information regarding Acquiror or Tenneco) supplied or to be supplied by Acquiror or its representatives for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement (or the NPS Materials or Tender and Exchange Materials) shall comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, shall be prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited financial information, as permitted by the rules of the Commission) and shall fairly present (subject, in the case of unaudited financial information, to normal, recurring audit adjustments) the financial information reflected therein as of the dates thereof or for the periods then ended. Each of the Joint Proxy Statement, as it relates to the Acquiror Common Stockholders' Meeting, and the Registration Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder or the Securities Act and the rules and regulations thereunder, as applicable, except that no representation is herein made by Acquiror with respect to statements made in the Joint Proxy Statement or Registration Statement based on information supplied by Tenneco or any of its representatives for inclusion in the Joint Proxy Statement or Registration Statement or with respect to information concerning Tenneco or any of its subsidiaries incorporated by reference in the Joint Proxy Statement or

Registration Statement. If at any time prior to the Effective Time any event or circumstance relating to Tenneco or any of its subsidiaries, or their respective officers or directors, should be discovered by Tenneco or any of its subsidiaries which should be set forth in an amendment or a supplement to the Registration Statement or Joint Proxy Statement (or in any of the NPS Materials or Tender and Exchange Materials), Tenneco shall promptly inform Acquiror in writing.

     (f) None of the Joint Proxy Statement, the Registration Statement, the NPS Materials or the Tender and Exchange Materials shall be filed or distributed, and, prior to the termination of this Agreement, no amendment or supplement to the Joint Proxy Statement or the Registration Statement shall be filed or distributed, by or on behalf of Tenneco or Acquiror, without consultation with the other party and its counsel.

     6.8 STOCKHOLDERS' MEETINGS. Tenneco shall call and hold a meeting of its stockholders (the ''Tenneco Stockholders' Meeting'') for the purpose of voting upon the adoption and approval of this Agreement, the Merger and the Spinoffs. Acquiror shall call and hold a meeting of its stockholders (the ''Acquiror Common Stockholders' Meeting'') for the purpose of voting upon the approval of the issuance of Acquiror Common Stock in connection with the Merger as contemplated by this Agreement (the ''Stock Issuance'') (the Acquiror Common Stockholders' Meeting and the Tenneco Stockholders' Meeting being collectively referred to herein as the ''Stockholders' Meetings''). Each of Tenneco and Acquiror shall use its reasonable best efforts to schedule and hold their respective Stockholders' Meetings so that the Acquiror Common Stockholders' Meeting occurs at least one business day prior to the Tenneco Stockholders' Meeting, and otherwise so as not to delay the transactions contemplated hereby (it being intended that the Joint Proxy Statement shall be mailed and the Stockholders' Meetings shall be scheduled to occur as soon as practicable after the receipt of the IRS Ruling Letter). Each of Tenneco and Acquiror shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the approval and adoption of this Agreement, the Merger and the Spinoffs or the Stock Issuance, as applicable, and shall take all other action necessary or advisable to secure the vote or consent of stockholders required therefor by applicable Law and/or its certificate of incorporation or other governing instrument or document. The stockholders of Tenneco will vote on the Spinoffs and the Merger as a single transaction. Notwithstanding the foregoing, Tenneco shall not be required to take any action if there is a substantial risk that the subject action would constitute a breach of the fiduciary duties of the board of directors of Tenneco as determined by the board of directors of Tenneco in good faith after consultation with and based upon the advice of independent legal counsel (who may be its regularly engaged independent legal counsel).

     6.9 FURTHER ACTION; REASONABLE BEST EFFORTS.

     (a) Upon the terms and subject to the provisions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations promptly to consummate and make effective the transactions contemplated hereby and by the Distribution Agreement (subject, however, to the vote of the stockholders of Tenneco and, to the extent required, Acquiror as provided herein), including, without limitation, using its reasonable best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with Tenneco and, to the extent required, Acquiror and their respective subsidiaries as are necessary for the consummation of the transactions contemplated by this Agreement. Each party hereto shall promptly consult with each other party with respect to, and provide to each other party all such information or documentation which shall be reasonably requested with respect to, all filings made by such party with any Governmental Authority in connection with this Agreement and the transactions contemplated hereby. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action.

     (b) Between the Agreement Effective Date and the Closing Date,

         (i) Tenneco and Acquiror shall, and shall cause their respective Affiliates and representatives to, consult, cooperate and work together in good faith and with reasonable best efforts and all deliberate speed to attempt jointly to obtain a favorable resolution prior to the Effective Time with respect to pending regulatory proceedings affecting the Energy Business, including sharing ideas and information concerning alternative approaches to resolving such regulatory proceedings and coordinating the timing and content of communications with customers of the Energy Business, affecting the Energy Business, and regulatory authorities having jurisdiction over the operations of the Energy Business; provided, that any settlement (or proposed settlement) of any such regulatory proceedings shall require the consent of both Tenneco and Acquiror, such consent not to be arbitrarily withheld; and

         (ii) Tenneco shall, and shall cause its Affiliates and representatives to, consult and work with Acquiror and its Affiliates and representatives to attempt to obtain favorable resolutions of material litigation affecting the Energy Business; provided that, except as otherwise set forth on EXHIBIT G attached hereto, any settlement (or proposed settlement) of any such litigation shall require the consent of Acquiror, such consent not to be arbitrarily withheld.

     (c) Except as set forth on EXHIBIT G attached hereto, between the Agreement Effective Date and the Closing Date, the Energy Business shall not incur any additional off balance sheet indebtedness for the purpose of monetization of any Energy Assets. Subject to the terms of the previous sentence, Acquiror and Tenneco shall consult and cooperate with each other with respect to off-balance sheet financing opportunities for the Australian assets of the Energy Business, the Orange Cogeneration Project and the South Sulawesi Project and any such off-balance sheet financing may be incurred by mutual agreement between Acquiror and Tenneco.

     Between the Agreement Effective Date and the Closing Date, Tenneco shall attempt to cooperate with Acquiror to the extent reasonably requested by Acquiror in connection with sales by the Energy Business after the Closing Date of material Energy Assets; provided that any such transactions shall be subject to the covenants, restrictions and limitations set forth in SECTION 6.6 hereof.

     (d) Between the Agreement Effective Date and the Closing Date, Tenneco shall, to the extent permitted by law, consult and work in good faith with Acquiror with respect to the payment and administration of accounts payable, inventory levels and policies and the collection and administration of accounts receivable of the Energy Business and the making of capital expenditures by the Energy Business to preserve the value of the Energy Business and not to artificially delay payment of accounts payable, accelerate collections of accounts receivable, alter inventory levels or unreasonably delay capital expenditures; provided, however, that Tenneco shall have the right to effect the actions and transactions identified on EXHIBIT G attached hereto. To the extent permitted by Law, Tenneco shall consult with Acquiror with respect to other matters pertaining to the operation of the Energy Business. Each of Tenneco and Acquiror shall designate one or more members of management to act as coordinators with respect to the matters covered by this SECTION 6.9.

     (e) Each party shall use its reasonable best efforts to not take any action, or enter into any transaction, that would cause any of its representations or warranties contained in this Agreement to be untrue or result in a breach of any covenant made by it in this Agreement.

     (f) The Industrial Subsidiary shall be a deemed third party beneficiary of this SECTION 6.9 and all other provisions of this Agreement necessary or appropriate for purposes of enforcing this SECTION 6.9.

     6.10 PUBLIC ANNOUNCEMENTS. Each party hereto shall consult with each other before issuing any press release or otherwise issuing any other similar written public statement with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement without the prior consent of each other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of any other party, issue such press release or other similar written public statement as may be required by law or any listing agreement with a national securities exchange to which Tenneco or Acquiror is a party if it has used all reasonable efforts to consult with such other party and to obtain such party's consent but has been unable to do so in a timely manner. Further, the parties shall use their respective reasonable best efforts to coordinate and jointly schedule and interface with the various Governmental Authorities and ratings agencies and other applicable bodies and groups involved or otherwise interested in the transactions contemplated by this Agreement.

     6.11 LISTING OF ACQUIROR COMMON STOCK AND DEPOSITARY SHARES. Acquiror shall use its reasonable best efforts to cause the shares of Acquiror Common Stock and any Depositary Shares to be issued in or in connection with the Merger to be approved for listing on the NYSE and any other national securities exchange on which shares of Acquiror Common Stock may at such time be listed, subject to official notice of issuance prior to the Effective Time.

     6.12 RIGHTS AGREEMENT. Except as contemplated by this Agreement, prior to the Effective Time the Board of Directors of Tenneco shall not, without the prior written approval of Acquiror,

         (i) amend or supplement the Rights Agreement in any manner that would cause either a ''Triggering Event'' or a ''Distribution Date'' (in each case as defined in the Rights Agreement) to occur or to be deemed to have occurred solely by reason of the execution of this Agreement and the consummation of the transactions contemplated hereby, or

         (ii) redeem the Rights.

     6.13 THE SPINOFFS. Prior to the Closing, Tenneco shall enter into the Distribution Agreement (with only such amendments or modifications as are not prejudicial, other than to a de minimis extent, to the Energy Business or do not materially delay or prevent consummation of the Merger) and shall cause the Industrial Subsidiary and the Shipbuilding Subsidiary to enter into the Distribution Agreement (with only such amendments), and Tenneco shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary to effect the Spinoffs pursuant to the terms of the Distribution Agreement (with only such amendments). Notwithstanding the foregoing, after prior notice to Acquiror, Tenneco may furnish information or enter into negotiations regarding, or enter into an agreement for, any sale, merger or other disposition transaction(s) involving either or both of the Shipbuilding Business and/or the Industrial Business, or any portion of either (an ''S/I TRANSACTION''), which may render either or both of the Spinoffs (or any portion thereof) impossible or impracticable; provided, that Tenneco shall not solicit any S/I Transaction involving the Industrial Subsidiary, the Shipbuilding Subsidiary, the Industrial Business as a whole, the Shipbuilding Business as a whole or any other S/I Transaction which could be reasonably predicted to render the Merger impossible or impracticable or materially delay or prevent consummation thereof. Tenneco may enter into any such S/I Transaction in its sole discretion if the subject S/I Transaction would not be adverse, other than to a de minimis extent, to Acquiror or the Energy Business (including with respect to any covenants or obligations of a party under this Agreement or the Distribution Agreement) and would not render the Merger impossible or impracticable or materially delay or prevent consummation thereof. If the S/I Transaction would be so adverse to Acquiror or the Energy Business, or would render the Merger impossible or impracticable or materially delay or prevent consummation thereof, then S/I Transaction may be pursued and/or entered into only (a) prior to the approval of this Agreement, the Merger and the Spinoffs by the Tenneco stockholders and (b) if Tenneco's board of directors determines in good faith, after consultation with and based upon the advice of independent legal counsel (which may be Tenneco's regularly engaged independent legal counsel), that there is a substantial risk that the failure to do so would constitute a breach of its fiduciary duties under applicable Law.

     6.14 ANTITRUST MATTERS.

     (a) Tenneco and Acquiror shall file with the Federal Trade Commission and the Department of Justice, as promptly as practicable but in any event within 20 business days of the Agreement Effective Date, the notification and report form required for the transactions contemplated hereby and shall promptly provide any supplemental information which may be reasonably requested in connection therewith pursuant to the HSR Act, which notification, report and supplemental information shall comply in all material respects with the requirements of the HSR Act.

     (b) Although the parties do not believe that the Merger has any antitrust implications, Acquiror shall use all reasonable efforts to resolve antitrust objections, if any, that may be asserted with respect to the transactions contemplated hereby by the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other federal or state agency. Acquiror shall make such divestitures, or enter into such hold-separate agreements, as may be necessary to prevent the entry of, or effect the dissolution of, any injunction, temporary restraining order or other order that has the effect of preventing for any period of time the consummation of the Merger in any respect. Acquiror shall reimburse Tenneco for reasonable attorneys' fees and costs incurred by Tenneco in connection with defending any antitrust investigation or other proceeding brought by any of the above identified entities.

     6.15 EMPLOYEE MATTERS.

     (a) Prior to the Effective Time, Tenneco shall enter into the Benefits Agreement and shall take the actions with respect to compensation and benefits described elsewhere in this Agreement or in the Distribution Agreement.

     (b) Acquiror shall provide, or shall cause the Surviving Corporation (or any of its subsidiaries, as appropriate) to provide, to the employees and former employees of the Energy Business and the dependents of either, as applicable, the benefits described in EXHIBIT K attached hereto.

     6.16 DEBT REALIGNMENT. Each of Tenneco and Acquiror shall use its reasonable best efforts so that, immediately prior to the Spinoffs, the Debt Realignment has been effected (with only such modifications as are not adverse, except to a de minimis extent, to Acquiror, the Energy Business, the Industrial Subsidiary or the Shipbuilding Subsidiary).

     6.17 NO SOLICITATIONS. Tenneco shall immediately cease any existing discussions or negotiations with any third parties conducted prior to the date hereof with respect to any merger, consolidation, business combination, sale of the Energy Business, sale of a Major Subsidiary, tender or exchange offer or similar transaction involving the Energy Business as a whole or any Major Subsidiary as a whole, other than the transactions contemplated by this Agreement or the Distribution Agreement (an ''ACQUISITION TRANSACTION''). Neither Tenneco nor any of its subsidiaries nor any of their respective directors and officers shall, and Tenneco shall use its best efforts to ensure that none of its or its subsidiaries' Affiliates, representatives or agents shall, directly or indirectly, solicit any person, entity or group concerning any Acquisition Transaction; provided, however, that, after prior notice to Acquiror and prior to the approval of this Agreement, the Merger and the Spinoffs by the Tenneco stockholders, Tenneco may furnish information or enter into negotiations regarding, or enter into an agreement for, an Acquisition Transaction if Tenneco's board of directors determines in good faith, after consultation with and based upon the advice of independent legal counsel (which may be Tenneco's regularly engaged independent legal counsel), that there is a substantial risk that the failure to do so would be found to constitute a breach of its fiduciary duties under applicable Law, but only in response to a proposal (which may be subject to due diligence) for an Acquisition Transaction received by Tenneco which the board of directors of Tenneco determines in good faith after consultation with its financial advisors is reasonably likely to result in consummation of an Acquisition Transaction more favorable, from a financial point of view, to the stockholders of Tenneco than the transactions contemplated hereby, taking into account the financial responsibility of the party making such proposal, as then reasonably determinable by Tenneco, and such party's ability, as then reasonably determinable by Tenneco, to obtain regulatory approvals for such Acquisition Transaction (a ''HIGHER PROPOSAL''). Tenneco shall advise Acquiror immediately if any proposal of or other indication of interest in a Higher Proposal is received by Tenneco and the terms and conditions thereof and keep Acquiror promptly informed of the status thereof.

     6.18 PERFORMANCE OF AGREEMENT AND DISTRIBUTION AGREEMENT. After the Effective Time, Acquiror shall, and shall cause the Surviving Corporation and the Energy Subsidiaries to, perform their respective obligations under this Agreement and the Distribution Agreement and their respective obligations under each and every other agreement to be entered into pursuant to the Distribution Agreement and/or the Spinoffs, and Acquiror hereby guarantees the full and timely payment and performance of all of the respective obligations and covenants of Tenneco, the Surviving Corporation and the Energy Subsidiaries under this Agreement and the Distribution Agreement and their respective obligations under each and every other agreement to be entered into pursuant to the Distribution Agreement and/or the Spinoffs, which are to be performed from and after the Effective Time. Without limiting the generality of the foregoing sentence, the foregoing covenant and guarantee of Acquiror shall specifically be deemed to apply to the obligations of the Surviving Corporation to make any payments due to the Industrial Subsidiary pursuant to Section 6 of the Tax Sharing Agreement attached to the Distribution Agreement in respect of any Tax Benefit attributable to any Debt Discharge Item (as those terms are defined in the Tax Sharing Agreement). The Industrial Subsidiary and the Shipbuilding Subsidiary are hereby designated as, and deemed to be, third party beneficiaries of this SECTION 6.18 (and all other provisions of this Agreement necessary or appropriate for purposes of enforcing the terms of this SECTION 6.18). The covenants and guarantees of Acquiror set forth in this SECTION 6.18 are not in limitation of or substitution for, but are in addition to, the Guarantees attached hereto as EXHIBIT L, which shall be executed by Acquiror and delivered to the Industrial Subsidiary and the Shipbuilding Subsidiary on the Closing Date.

     6.19 AFFILIATES OF TENNECO. Tenneco shall promptly deliver to Acquiror a letter

         (i) identifying all Persons who may be deemed affiliates of Tenneco under Rule 145 of the Securities Act, including, without limitation, all directors and executive officers of Tenneco, and

         (ii) representing to Acquiror that Tenneco has advised the Persons identified in such letter of the resale restrictions with respect to shares of Acquiror Common Stock and any Depositary Shares received in connection with the Merger imposed by applicable securities laws. Tenneco shall use its reasonable best efforts to obtain from each Person identified in such letter a written agreement, substantially in the form of EXHIBIT M.

Tenneco shall use its reasonable best efforts to obtain as soon as practicable from any Person who may be deemed to have become an Affiliate of Tenneco after Tenneco's delivery of the letter referred to above and prior to the Effective Time, a written agreement substantially in the form of EXHIBIT M.

     6.20 ANTITAKEOVER STATUTES. If any Takeover Statute is or may become applicable to the transactions contemplated hereby, each of the parties hereto and the members of its board of directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement; provided however, that no party hereto shall be required to take any action if there is a substantial risk that the subject action would be held to constitute a breach of the fiduciary duties of the board of directors of the subject party, as determined by the subject board of directors in good faith after consultation with and based upon the advice of independent legal counsel (who may be the subject party's regularly engaged independent counsel).

     6.21 EQUITY ISSUANCE BY ACQUIROR. Acquiror intends, subject to market conditions, to issue, after the Closing Date, $150,000,000 to $250,000,000 of equity securities. The initial press release with respect to the transactions contemplated hereby will include disclosure of Acquiror's intention to effect such issuances of additional equity securities.

     6.22 RUHRGAS AG. Between the Agreement Effective Date and the Closing Date, Tenneco shall use its reasonable best efforts to repurchase for cash the equity interest of Ruhrgas AG in Tenneco Energy Resources Corporation, provided that the terms of any such repurchase shall be acceptable to Acquiror. Acquiror shall have the right to participate in any discussions or negotiations with Ruhrgas AG with respect to the foregoing.

     6.23 ADDITIONAL COVENANTS OF ACQUIROR.

     (a) From the Agreement Effective Date through the Effective Time, Acquiror shall not take, enter into or propose, or allow any of its subsidiaries to take, enter into or propose, any action or transaction (other than actions or transactions expressly permitted under this Agreement) which is primarily for the purpose of reducing the value of the transactions contemplated by this Agreement and the Distribution Agreement to the stockholders of Tenneco.

     (b) From the Agreement Effective Date through the Effective Time, Acquiror shall not enter into any internal corporate restructuring involving Acquiror and one or more of its direct or indirect subsidiaries.

     (c) During the Black-out Period, except as expressly contemplated by this Agreement or the Distribution Agreement in order to effect the transactions described herein or therein:

         (i) Acquiror and its subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use all reasonable efforts to preserve intact their present business organizations, and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time.

         (ii) Acquiror shall not, nor shall Acquiror permit any of its subsidiaries to, nor shall Acquiror or any of its subsidiaries propose to,
     (A) declare or pay any dividends on or make other distributions in respect of any of its capital stock (other than intercompany dividends and regular quarterly dividends on Acquiror Common Stock), (B) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) repurchase or otherwise acquire any shares of capital stock.

         (iii) Except for the issuance of shares of Acquiror Common Stock upon the exercise of outstanding stock options disclosed in Section 5.2 hereof, Acquiror shall not issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any debt or securities convertible into, or any rights, warrants or options to acquire, any such shares or convertible securities or debt.

         (iv) Acquiror shall not amend or propose to amend its Certificate of Incorporation or By-laws or other organizational documents.

         (v) Acquiror shall not, nor shall it permit any of its subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, in each case which are material, individually or in the aggregate, to Acquiror and its subsidiaries taken as a whole.

         (vi) Except for sales of inventory and services in the ordinary course of business, Acquiror shall not, nor shall it permit any of its subsidiaries to, sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets, which are material, individually or in the aggregate, to Acquiror and its subsidiaries taken as a whole.

     (d) If the Stock Issuance is not approved by the requisite vote of the holders of Acquiror Common Stock at the Acquiror Common Stockholders' Meeting, Acquiror, prior to or as of the Effective Time, shall: (i) enter into the Depositary Agreement with the Depositary so that the holders of Tenneco Common Stock are issued Depositary Shares in connection with the Merger and such holders of Depositary Shares will have rights equivalent to those of holders of whole shares of Acquiror Preferred Stock (to the extent of their fractional interest therein); and (ii) issue to the Depositary, and deliver to the Depositary certificates for, the number of shares of Acquiror Preferred Stock provided for in the SECTION 2.5 (E) (II) (B) hereof.

     (e) From and after the Agreement Effective Date, Acquiror shall use its reasonable best efforts, and shall cause its subsidiaries and Affiliates to use their respective reasonable best efforts, to cause each of the ''EPNGC Facilities'' (as defined in that certain $3 Billion Revolving Credit and Competitive Advance Facility Agreement (the ''$3 Billion Credit Agreement'') among Tenneco Inc., the several banks and other financial institutions (the ''Bank Group'') from time to time parties to the $3 Billion Credit Agreement and The Chase Manhattan Bank, as agent (''Chase''), to become in full force and effect no later than the ''Effective Date'' under Section 3.1 of the $3 Billion Credit Agreement, and to remain in full force and effect from said Effective Date through the ''Closing Date'' under Section 3.2 of the $3 Billion Credit Agreement. From and after the Agreement Effective Date, Tenneco shall use its reasonable best efforts, and shall cause its subsidiaries and Affiliates to use their respective reasonable best efforts, to cause the $3 Billion Credit Agreement to become in full force and effect in order to effect the transactions contemplated by the Debt Realignment.

                                  ARTICLE VII

                              CONDITIONS PRECEDENT

     7.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party hereto to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction, at or prior to the Closing, of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

         (a) EFFECTIVENESS OF THE REGISTRATION STATEMENT. The Registration Statement shall have been declared effective by the Commission under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued by the Commission and no proceedings for that purpose shall have been initiated or, to the knowledge of Tenneco or Acquiror, threatened by the Commission.

         (b) STOCKHOLDER APPROVAL. This Agreement, the Merger and the Spinoffs (and/or any S/I Transaction, if requiring such approval) shall have been approved and adopted by the requisite vote of the stockholders of Tenneco in accordance with the certificate of incorporation of Tenneco and the DGCL.

         (c) HSR ACT. The waiting period under the HSR Act applicable to the transactions contemplated hereby shall have expired or been terminated.

         (d) OTHER APPROVALS. All authorizations, consents, orders and approvals of, and declarations or filings with, and expirations of waiting periods imposed by, any Governmental Authority or other Person which if not obtained or filed would have a Material Adverse Effect on Acquiror or a Material Adverse Effect on Tenneco shall have been obtained or filed, as applicable, and shall be in full force and effect.

         (e) NO ORDER. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which materially restricts, prevents or prohibits consummation of the Merger or any transaction contemplated by this Agreement; it being understood that the parties hereto hereby agree to use their reasonable best efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted as promptly as possible.

         (f) NYSE LISTING. The Acquiror Common Stock and any Depositary Shares issuable to stockholders of Tenneco in accordance with SECTION 2.5 hereof shall have been authorized for listing on the NYSE upon official notice of issuance.

         (g) TAX RULING. Tenneco shall have received rulings from the Internal Revenue Service (the ''IRS RULING LETTER''), reasonably acceptable to Tenneco and Acquiror, to the effect that:

              (i) the distribution of the capital stock of the Industrial Subsidiary on a pro rata basis to the stockholders of Tenneco as contemplated under the Distribution Agreement will be tax-free for federal income tax purposes to Tenneco under Section 355(c)(1) of the Code and to the stockholders of Tenneco under Section 355(a) of the Code;

              (ii) the distribution of the capital stock of the Shipbuilding Subsidiary on a pro rata basis to the stockholders of Tenneco as contemplated under the Distribution Agreement will be tax-free for federal income tax purposes to Tenneco under Section 355(c)(1) of the Code and to the stockholders of Tenneco under Section 355(a) of the Code;

              (iii) The following distributions will be tax free to the respective transferor corporations under Section 355(c)(1) or 361a) of the Code and to the respective stockholders of the transferor corporation under Section 355(a) of the Code: (A) the distribution by the Shipbuilding Subsidiary of the capital stock of Tenneco Packaging Inc. to Tenneco Corporation as contemplated under the Distribution Agreement, (B) the distribution by Tenneco Corporation of the capital stock of the Shipbuilding Subsidiary and the Industrial Subsidiary to Tennessee Gas Pipeline Company as contemplated under the Distribution Agreement and (C) the distribution by Tennessee Gas Pipeline Company of the capital stock of the Shipbuilding Subsidiary and the Industrial Subsidiary to Tenneco Inc. as contemplated under the Distribution Agreement.

     (h) SPINOFFS CONSUMMATED. The Distribution Agreement, in substantially the form attached hereto with such changes as do not adversely affect, other than to a de minimis extent, the Energy Business, shall have been duly executed and delivered by each of Tenneco, the Industrial Subsidiary and the Shipbuilding Subsidiary, and the transactions contemplated thereby, including the Spinoffs (and/or any S/I Transaction) and the Debt Realignment, shall have been consummated (with only such changes).

     (i) TAX OPINION. Tenneco shall have received an opinion of Jenner & Block, in form and substance substantially as set forth in EXHIBIT N attached hereto, dated the Closing Date, which opinion may be based on appropriate representations of Tenneco and Acquiror that are in form and substance reasonably satisfactory to Jenner & Block. The condition set forth in this
SECTION 7.1(I) shall be deemed satisfied to the extent the matters referred to as to be covered by the tax opinion are instead covered by the IRS Ruling Letter.

     (j) NEW PREFERRED STOCK. The New Preferred Stock shall have been issued by Tenneco and shall be outstanding as set forth in SECTION 6.1(D) hereof and, if publicly issued or issued as a dividend-in-kind to the stockholders of Tenneco, shall have been authorized for listing on the NYSE upon official notice of issuance.

     (k) DEBT REALIGNMENT. The Debt Realignment shall have been effected in accordance with EXHIBIT C attached hereto.

     (l) CHARTER AMENDMENT. The Charter Amendment shall have become effective.

     7.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF ACQUIROR AND SUBSIDIARY. The obligations of Acquiror and Subsidiary to consummate the Merger and the other transactions contemplated herein are also subject to the satisfaction, at the Closing, of all of the following conditions, any one or more of which may be waived, in whole or in part, by Acquiror and Subsidiary:

         (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of Tenneco contained in this Agreement, without giving effect to any notification to Acquiror delivered pursuant to SECTION 6.5 hereof, shall be true and correct as of the Closing Date as though made on and as of the Closing Date, except

              (i) for changes specifically permitted by this Agreement, and

              (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date,

     except in any case for such failures to be true and correct which would not, individually or in the aggregate, have a Material Adverse Effect on Tenneco.

         (b) AGREEMENTS AND COVENANTS. Tenneco shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing.

         (c) OFFICERS' CERTIFICATES. Acquiror shall have received certificates, dated the Closing Date, of

              (i) the President or any Vice President of Tenneco certifying as to the matters specified in SECTIONS 7.2(A) and (B) hereof and

              (ii) the Secretary of Tenneco certifying as to (A) the content and continuing effectiveness as of the Closing Date of the resolutions of the board of directors of Tenneco approving this Agreement and the transactions contemplated hereby, and (B) the fact that this Agreement and the transactions contemplated hereby have been duly approved by the requisite vote of the stockholders of Tenneco in accordance with the certificate of incorporation of Tenneco and the DGCL and that such approval is in full force and effect.

         (d) CERTAIN LEGISLATION. There shall not have occurred any announcement or introduction of legislation by an Appropriate Person as a result of which Acquiror reasonably determines, in good faith after consultation with Tenneco and its advisors, that there exists a reasonable likelihood that the Spinoffs or the Merger would not be tax free for federal income tax purposes to Tenneco and Acquiror. For purposes of this
     SECTION 7.2(D), an ''Appropriate Person'' is a member of the House Ways and Means Committee or the Senate Finance Committee, the President or a President-elect, a cabinet-level member of the Executive Branch, an Assistant Secretary of the Treasury, the Reporting Assistant Secretary of the Treasury for Tax Policy, the Tax Legislation Counsel, the Chief of Staff of the Joint Committee of Taxation or a current or presumptive Majority or Minority Leader of the House or Senate.

       7.3 ADDITIONAL CONDITIONS TO OBLIGATIONS OF TENNECO. The obligations of Tenneco to consummate the transactions contemplated hereby are also subject to the satisfaction, at the Closing, of all of the following conditions, any one or more of which may be waived, in whole or in part, by Tenneco:

       (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of Acquiror and Subsidiary contained in this Agreement, without giving effect to any notification made by Acquiror to Tenneco pursuant to
     SECTION 6.5 hereof, shall be true and correct as of the Closing Date, as though made on and as of the Closing Date, except

              (i) for changes specifically permitted by this Agreement, and

              (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date,

except in any case for such failures to be true and correct which would not, individually or in the aggregate, have a Material Adverse Effect on Acquiror.

         (b) AGREEMENTS AND COVENANTS. Each of Acquiror and Subsidiary shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing.

         (c) OFFICERS' CERTIFICATES. Tenneco shall have received certificates, dated the Closing Date, of

              (i) the President or any Vice President of each of Acquiror and Subsidiary certifying as to the matters specified in SECTIONS 7.3(A) and (B) hereof and

              (ii) the Secretaries or Assistant Secretaries of Acquiror and Subsidiary certifying as to (A) the content and continuing effectiveness as of the Closing Date of the resolutions of the sole stockholder of Subsidiary and of the boards of directors of Acquiror and Subsidiary approving this Agreement and the transactions contemplated hereby, and (B) the fact that the Stock Issuance has been duly approved, if required, by the requisite vote of the stockholders of Acquiror in accordance with the rules and regulations of the NYSE, any other applicable Law and the certificate of incorporation and/or other governing document or instrument of Acquiror, and that such approval is in full force and effect, or, alternatively, that no such vote of the stockholders is so required.


                                  ARTICLE VIII

                                  TERMINATION

     8.1 GROUNDS FOR TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after adoption and approval of this Agreement, the Merger and the Spinoffs by the stockholders of Tenneco and approval of the Stock Issuance by the stockholders of Acquiror:

         (i) by the mutual written agreement of Tenneco and Acquiror authorized by their respective boards of directors;

         (ii) by Tenneco or by Acquiror if the Merger shall not have been consummated prior to June 30, 1997 unless such eventuality shall be due to the failure of the party seeking to terminate this Agreement to perform or observe any of the covenants, agreements and conditions hereof to be performed or observed by such party on or prior to the Closing Date;

         (iii) by Tenneco or by Acquiror if Tenneco enters into an S/I Transaction pursuant to the last sentence of SECTION 6.13 above;

         (iv) by Acquiror if

              (A) there has been a material breach on the part of Tenneco in the representations, warranties or covenants of Tenneco set forth herein, or any failure on the part of Tenneco to comply with its obligations hereunder or any other events or circumstances shall have occurred such that, in any such case, any of the conditions to the consummation of the Merger set forth in SECTIONS 7.1 or 7.2 hereof could not be satisfied on or prior to the termination date contemplated by paragraph (ii) of this SECTION 8.1,

              (B) Tenneco's stockholders entitled to vote thereat do not adopt and approve this Agreement, and the Merger and the Spinoffs as contemplated by Section 7.1(B) hereof at the Tenneco Stockholders' Meeting,

              (C) the board of directors of Tenneco withdraws, amends, or modifies in a manner materially adverse to Acquiror its favorable recommendation of this Agreement or the Merger, or approves an agreement for or recommends to the stockholders of Tenneco an Acquisition Transaction, provided that any action taken by Tenneco pursuant to PARAGRAPH (V)(A) of this SECTION 8.1 or any public announcement by Tenneco relating thereto shall not give rise to any right of termination by Acquiror, or

              (D) there has occurred since the Agreement Effective Date of any event, change or effect which, in the aggregate with all other events, changes or effects (giving effect to both positive and negative events, changes and events), reduces the value of the Energy Business as of the Agreement Effective Date by more than $75,000,000, but excluding any negative events, changes or effects which result from
         (A) any action by Acquiror or any of its subsidiaries, Affiliates, officers, employees, agents or representatives, (B) changes in general economic, financial (including, without limitation, equity and debt) markets or industrial conditions, and (C) any ruling by the Federal Energy Regulatory Commission Administrative Law Judge in the proceedings regarding the Energy Business pending as of the Agreement Effective Date before the Federal Energy Regulatory Commission Administrative Law Judge, or

         (v) by Tenneco if

              (A) there has been a material breach on the part of Acquiror or Subsidiary in the representations, warranties or covenants of Acquiror or Subsidiary set forth herein, or any failure on the part of Acquiror or Subsidiary to comply in any material respect with its obligations hereunder or any other events or circumstances shall have occurred such that, in any such case, any of the conditions to the consummation of the Merger set forth in SECTIONS 7.1 or 7.3 hereof could not be satisfied on or prior to the termination date contemplated by paragraph (ii) of this SECTION 8.1,

              (B) Tenneco's stockholders entitled to vote thereat do not adopt and approve this Agreement,the Merger and the Spinoffs as contemplated by SECTION 7.1(B) hereof at the Tenneco Stockholders' Meeting,

              (C) the board of directors of Acquiror withdraws, amends, or modifies in a manner materially adverse to Tenneco its favorable recommendation of this Agreement, the Merger or the Stock Issuance, or approves an agreement for or recommends to the stockholders of Acquiror an Acquisition Transaction, provided that any action taken by Acquiror pursuant to PARAGRAPH (IV)(A) of this SECTION 8.1 or any public announcement by Acquiror relating thereto shall not give rise to any right of termination by Tenneco, or

              (D) there has occurred since the Agreement Effective Date any event, change or effect which, in the aggregate with all other events, changes or effects (giving effect to both positive and negative events, changes and events), reduces the value of Acquiror as of the Agreement Effective Date by more than $75,000,000, but excluding any negative events, changes or effects which result from (i) any action by Tenneco or any of its subsidiaries, Affiliates, officers, employees, agents or representatives, and (ii) changes in general economic, financial (including, without limitation, equity and debt) market or industrial conditions; or

         (vi) by Tenneco or by Acquiror (but only prior to the approval of this Agreement by Tenneco's stockholders) if

              (1) Tenneco receives a Higher Proposal that it advises Acquiror in writing Tenneco wishes to accept and

              (2) Acquiror does not make, within five business days of receipt of written notice of Tenneco's desire to accept such Higher Proposal, an offer that the board of directors of Tenneco believes, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the stockholders of Tenneco as the Higher Proposal.

     8.2 EFFECT OF TERMINATION. If this Agreement is terminated by Tenneco or by Acquiror as permitted under SECTION 8.1 hereof, except as provided in
SECTION 10.1(B) such termination shall be without liability to the terminating party, or any stockholder, director, officer, employee, agent, consultant or representative of such party, but such termination shall not relieve any other party of any damages or other amounts for which it would otherwise be liable.

     8.3 WAIVER. Any time prior to the Effective Time any party hereto, by action taken or authorized by its board of directors, may, to the extent legally allowed:

         (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,

         (ii) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant hereto, and

         (iii) waive compliance by any of the other parties hereto with any of the agreements or conditions contained herein. Any waiver of rights by any party hereto shall be valid only if set forth in a written instrument signed on behalf of such party.


                                   ARTICLE IX

                    EXTENT AND SURVIVAL OF REPRESENTATIONS,
                      WARRANTIES, COVENANTS AND AGREEMENTS

     9.1 SCOPE OF REPRESENTATIONS. Except as set forth in ARTICLES IV and V hereof, the parties make no representations or warranties whatsoever, and each party disclaims all liability and responsibility for any other representation, warranty, statement or information made or communicated (orally or in writing) to another party (including, but not limited to, any opinion, information or advice which may have been provided to Acquiror or Subsidiary by any officer, stockholder, director, employee, agent or consultant of Tenneco, Lazard or any other agent or representative of Tenneco). Acquiror acknowledges and affirms that it has made its own independent investigation, analysis and evaluation of Tenneco and its subsidiaries, their properties and assets, operations, business and prospects, and that it is relying exclusively upon such investigation, analysis and evaluation in entering into this Agreement.

     9.2 SURVIVAL. The representations, warranties, covenants and agreements set forth in this Agreement and in any certificate delivered in connection herewith shall survive until the Effective Time and, except for SECTIONS 2.3, 2.6, 6.2(B), 6.3(B), 6.4, 6.6, 6.9(A) AND (F), 6.10, 6.14(B), 6.15, 6.18, 9.1
AND 9.2 and ARTICLE X hereof and

EXHIBIT J attached hereto, shall terminate and expire at the Effective Time and shall be of no force or effect thereafter. If the Merger is consummated, no party to this Agreement (or any of its present or former Affiliates) shall have any liability to any other party (or any of its present or former Affiliates) for any breaches of this Agreement that occurred prior to the Effective Time, whether or not known at the Effective Time.

                                   ARTICLE X

                                 MISCELLANEOUS

     10.1 EXPENSES.

     (a) All legal and other costs and expenses shall be paid by Acquiror, Subsidiary or Tenneco, as the case may be, depending upon which party incurred such expenses. Subsequent to the Merger, Acquiror shall cause the Surviving Corporation promptly to pay any and all such costs and expenses (including, without limitation, the fees and expenses of the Exchange Agent and Tenneco's financial advisors, and all legal, accounting and actuarial fees and expenses incurred by Tenneco in connection with this Agreement and the transactions contemplated hereby) incurred by Tenneco prior to the Effective Time which have not been paid as of such time.

     (b) In the event that this Agreement shall be terminated pursuant to
SECTION 8.1(III), 8.1(IV)(B), 8.1(V)(B) or 8.1(VI), Tenneco shall pay to Acquiror, as liquidated damages, in exchange for a complete release of any liabilities of Tenneco hereunder, the amount of $25,000,000 plus actual out of pocket expenses (up to $10,000,000) incurred by Acquiror to third parties in connection with the transactions contemplated hereby, payable to an account specified by Acquiror in writing by wire transfer of immediately available funds within 5 business days after the effective date of the subject termination (except that (i) no such amounts shall be payable unless concurrently therewith, Tenneco receives the aforesaid complete release (other than with respect to the items referred to in clause (ii), as to which Acquiror shall deliver a complete release concurrently with the receipt of payment therefor) and (ii) the aforesaid payment for Acquiror's out of pocket expenses shall not be payable unless and until 5 business days after receipt of reasonably satisfactory documentation of the subject expenses). Notwithstanding the foregoing, Tenneco shall have no obligations under this SECTION 10.1(B) due to any termination of this Agreement pursuant to either SECTION 8.1(IV)(B) or 8.1(V)(B) unless Tenneco's Board of Directors has withdrawn, amended or modified in a manner materially adverse to Acquiror (other than by reason of a matter referred to in SECTION 8.1(V)(A) hereof) its recommendation concerning the Merger or the Spinoffs prior to the vote of Tenneco's stockholders which is the subject of SECTION 8.1(IV)(B) or 8.1(V)(B), as the case may be.

     (c) Acquiror shall cause the Surviving Corporation to pay any New York State Tax on Gains Derived from Certain Real Property Transfers (the ''Gains Tax''), New York State Real Estate Transfer Tax and New York City Real Property Transfer Tax (the ''Transfer Taxes'') and any similar taxes in any other jurisdiction (and any penalties and interest with respect to such taxes) that become payable in connection with the Merger, on behalf of the stockholders of Tenneco. Tenneco and Acquiror shall cooperate in the preparation, execution and filing of any required returns with respect to such taxes (including returns on behalf of the stockholders of Tenneco) and in the determination of the portion of the consideration allocable to the real property of Tenneco and the Tenneco subsidiaries in New York State and City (or in any other jurisdiction, if applicable). In order to effect the payment of any transfer taxes subject to this SECTION 10.1(C), Tenneco shall establish a separately maintained escrow account consisting of an adequate amount of cash from the $25,000,000 of cash required to be on hand at Tenneco as of the Effective Time pursuant to the Allocation Agreement. The terms of the Joint Proxy Statement shall provide that the stockholders of Tenneco shall be deemed to have agreed to be bound by the allocation established pursuant to this SECTION 10.1(C) in the preparation of any return with respect to the Gains Tax and the Transfer Taxes and any similar taxes, if applicable.

     (d) This SECTION 10.1 (and all other provisions of this Agreement necessary or appropriate for purposes of enforcing this SECTION 10.1) shall be enforceable by the Industrial Subsidiary, which is hereby deemed a third party beneficiary hereof.

     10.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail, return receipt requested, to the parties at the following addresses:

         (A) If to Tenneco, to:

             Tenneco Inc.
             1275 King Street
             Greenwich, Connecticut 06831
             Attention: Corporate Secretary

         (B) If to the Acquiror or Subsidiary, to:

             El Paso Natural Gas Company
             One Paul Kayser Center
             100 North Stanton Street
             El Paso, Texas 79901
             Attention: William A. Wise
                        Chairman and Chief Executive Officer


     10.3 REMEDIES. Any party having any rights under any provision of this Agreement will have all rights and remedies set forth in this Agreement and all rights and remedies which such party may have been granted at any time under any other agreement or contract and all of the rights which such party may have under any law. Any party having any rights or remedies under this Agreement will be entitled to enforce such rights specifically, without posting a bond or other security, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.


     10.4 CONSENT TO AMENDMENTS. Prior to the Effective Time, whether before or after approval and adoption of this Agreement by the stockholders of Tenneco, the provisions of this Agreement may be amended by a written agreement executed and delivered by the parties hereto, subject to applicable law (and shall be so amended if expressly required by the terms of this Agreement). After the Effective Time, the provisions of this Agreement may be amended only by a written agreement executed and delivered by Acquiror, the Surviving Corporation and the Industrial Subsidiary. Any purported amendment to this Agreement that does not strictly comply with the foregoing provisions of this SECTION 10.4 shall be null and void ab initio. This SECTION 10.4 (and all other provisions of this Agreement necessary or appropriate for purposes of enforcing this
SECTION 10.4) shall be enforceable by the Industrial Subsidiary, which is hereby deemed a third party beneficiary hereof.

     10.5 SUCCESSORS AND ASSIGNORS. No party hereto may assign or delegate any of such party's rights or obligations under or in connection with this Agreement without the written consent of the other parties hereto, and any attempted assignment without such consent shall be null and void ab initio. All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto will be binding upon and enforceable against the respective successors and assigns of such party and will be enforceable by and will inure to the benefit of the respective successors and permitted assigns of such party.

     10.6 SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

     10.7 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement.

     10.8 DESCRIPTIVE HEADINGS. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

     10.9 NO THIRD-PARTY BENEFICIARIES. Except as expressly provided in SECTIONS 2.6(G), 2.6(H), 6.3, 6.4, 6.6, 6.9, 6.18, 10.1 and 10.4 hereof, this
Agreement will not confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns.

     10.10 ENTIRE AGREEMENT. Except for the Confidentiality Agreements identified in SECTION 6.3(B) hereof, this Agreement constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, that may have related in any way to the subject matter hereof.


     10.11 CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction will be applied against any party. The use of the word ''including'' in this Agreement means ''including without limitation'' and is intended by the parties to be by way of example rather than limitation.

     10.12 INCORPORATION OF EXHIBITS. The Exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.

     10.13 GOVERNING LAW. ALL QUESTIONS AND/OR DISPUTES CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT AND THE EXHIBITS HERETO SHALL BE GOVERNED BY THE INTERNAL LAWS, AND NOT THE LAW OF CONFLICTS, OF THE STATE OF DELAWARE. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES TO BE SUBJECT TO, AND HEREBY CONSENTS AND SUBMITS TO, THE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND OF THE FEDERAL COURTS SITTING IN THE STATE OF DELAWARE.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement, as of the date first written above.

                                  TENNECO INC.



                                  By  /s/ ROBERT G. SIMPSON
                                      -------------------------------------
                                           Title: Vice President


                                  EL PASO NATURAL GAS COMPANY



                                  By  /s/ BRITTON WHITE, JR.
                                      -------------------------------------
                                           Title: Senior Vice President and
                                                  General Counsel

                                  EL PASO MERGER COMPANY



                                  By  /s/ BRITTON WHITE, JR.
                                      -------------------------------------
                                           Title: Vice President

                                  EXHIBIT C TO
                          AGREEMENT AND PLAN OF MERGER

                             DEBT REALIGNMENT PLAN

     (Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Agreement and Plan of Merger to which this is attached.)

1. On or prior to the effectiveness of the Spinoffs (which will occur prior to the Merger), Tenneco shall, or shall cause Tennessee Gas Pipeline Company (''TGP'') and/or Tenneco Credit Corporation (''TCC'') to, tender for, redeem, prepay, defease or let mature, or cause Industrial Subsidiary to offer to exchange its debt for, one or more of the issues of Consolidated Debt (as defined below) (collectively, the ''Debt Realignment''). Concurrently with the Debt Realignment, Tenneco, TGP and TCC will solicit the consent of the holders of such Consolidated Debt to provide that the relevant debt instruments are amended and that the tendered-for debt is accepted in each case immediately before the Spinoffs. Tenneco reserves the right to determine whether or not it, TGP and/or TCC tenders for, redeems, prepays, defeases, lets mature or leaves outstanding, or causes Industrial Subsidiary to offer to exchange its debt for, any particular issue of Consolidated Debt. The term ''Consolidated Debt'' means indebtedness for money borrowed of Tenneco and its consolidated Energy Subsidiaries (including accrued and accreted interest and fees and expenses).

2. There will not be any restriction on the right of Tenneco and/or its consolidated subsidiaries to incur after the date of the Agreement and Plan of Merger and on or prior to the closing of the Merger additional Consolidated Debt.


3. Tenneco shall, at its expense, have the sole right and authority to, and will use its commercially reasonable efforts to, have in place a credit facility for itself (with such guarantees of its obligations thereunder by the Energy Subsidiaries as it deems necessary) in an aggregate principal amount sufficient (together with other funds available to Tenneco) to fund such tenders, redemptions, prepayments, defeasances and maturities; to pay all the fees, costs and expenses incurred by Tenneco and its subsidiaries in preparing for, negotiating and effecting the Spinoffs, the Merger and the Debt Realignment and any financings in connection therewith; and for other general corporate purposes (including, without limitation, working capital, the repayment or refinancing of Consolidated Debt and the payments of dividends). This facility shall be in effect at, and have a maturity date at least 180 days following, the Effective Time. The aggregate amount of debt including accrued and accreted interest and fees and expenses outstanding as of the Effective Time under this facility is hereinafter called the ''Tenneco Revolving Debt''. Acquiror shall cooperate with Tenneco in arranging such facility and will provide, effective as of the Effective Time, such credit support and undertakings as shall be reasonably requested of it by the providers thereof.

4. All aspects of (x) the Debt Realignment and any financing thereof, and (y) the terms of any consents solicited in respect of or amendments with respect to Consolidated Debt, shall be controlled solely and exclusively by Tenneco. As appropriate, Tenneco shall consult with and update Acquiror from time to time in respect thereof, and Acquiror shall cooperate with Tenneco in connection therewith. Tenneco shall select in its sole discretion the dealer manager for any and all consent solicitations, debt tenders and debt exchanges in respect of Consolidated Debt.

     Tenneco and Industrial Subsidiary shall have the right, in their sole discretion, to fix the timing, tender and/or exchange prices, conditions and other terms of and the strategy and amounts of the fees, costs and expenses payable with respect to any and all such consent solicitations, tenders and exchanges.

5. Tenneco, Industrial Subsidiary and Acquiror shall comply with all applicable securities, blue sky and other laws in connection with the Debt Realignment Plan and the other transactions contemplated hereunder.

6. Industrial Subsidiary shall transfer to Tenneco on or prior to the Effective Time all Consolidated Debt acquired by it in any exchange offer undertaken by it.






                                      B-C-1

7. Adjustments shall be made in respect of Consolidated Debt outstanding as of the Effective Time as set forth in the Debt and Cash Allocation Agreement attached as Exhibit C to the Distribution Agreement.

8. Notwithstanding anything contained herein, (a) contemporaneously with the Spinoffs, Tenneco and the Energy Subsidiaries shall be removed as obligor under (and released from liability with respect to) any indebtedness for borrowed money for which Tenneco or its subsidiaries are liable and which are assumed by the Industrial Subsidiary or the Shipbuilding Subsidiary,
     (b) any Tenneco Revolving Debt shall be prepayable without penalty, subject to customary notice provisions, (c) in respect of publicly-traded Consolidated Debt, between the date of the Merger Agreement and the Effective Time there shall be no (i) extension of maturity or average life, (ii) increase in interest rates or (iii) adverse change in defeasance or redemption provisions with respect to any indebtedness for borrowed money for which Tenneco or the Energy Subsidiaries will be liable on or after the Effective Time and (d) except for the Tenneco Revolving Debt, no indebtedness for borrowed money of Tenneco or the Energy Subsidiaries at the Effective Time shall contain any affirmative or negative financial or operational covenants other than ones that are (x) mutually acceptable to Tenneco and Acquiror or (y) no more restrictive in the aggregate and substantially equivalent to those set forth in the Indenture dated as of January 1, 1992 of El Paso Natural Gas Company as in effect as of the date of the Merger Agreement (other than Section 10.05 of the Indenture).






                                      B-C-2